Exhibit (b)(i)

EXECUTION VERSION

CONFIDENTIAL

August 19, 2021

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP 345 Park Avenue New York, New York 10154	OWL ROCK CAPITAL ADVISORS LLC 399 Park Avenue, 38th Floor New York, New York 10022	APOLLO CAPITAL MANAGEMENT, L.P. APOLLO GLOBAL FUNDING, LLC 9 West 57th Street New York, NY 10019

Ocala Bidco, Inc.

c/o Nordic Capital X Limited

26 Esplanade,

St. Helier, Jersey JE2 3QA

Channel Islands

Project Ocala

Commitment Letter

Ladies and Gentlemen:

You have advised Blackstone Alternative Credit Advisors LP (together with funds and accounts managed or advised by it or its affiliates, “Blackstone”), Owl Rock Capital Advisors LLC (together with its affiliates and its and their managed funds and accounts, “Owl Rock”), and APOLLO GLOBAL FUNDING, LLC (“AGF”) and APOLLO CAPITAL MANAGEMENT, L.P., on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its affiliates (in such capacity, “ACM” and together with AGF, “Apollo”, and together with Blackstone and Owl Rock, the “Commitment Parties”, “us” or “we”) that you intend to acquire, directly or indirectly, the Target (as defined on Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto.

1.	Commitments.

In connection with the Transactions contemplated hereby, (i) (a) each of Blackstone, Owl Rock and ACM (the “Initial Term Lenders”) hereby commits, on a several but not joint basis, to provide $1,287.0 million, $526.5 million and $526.5 million, respectively, of the entire principal amount of the Initial Term Facility, (b) each of Blackstone, Owl Rock and ACM hereby commits, on a several but not joint basis, to provide $137.5 million, $56.25 million and $56.25 million, respectively, of the entire principal amount of the Revolving Facility, (c) each of Blackstone, Owl Rock and ACM hereby commits, on a several but not joint basis, to provide $137.5 million, $56.25 million and $56.25 million, respectively, of the entire principal amount of the Delayed Draw Term Loan Facility and (d) each of Blackstone, Owl Rock and ACM (the “Second Lien PIK Lenders” and together with the Initial Term Lenders, each, an “Initial Lender” and, collectively, the “Initial Lenders”), on a several but not joint basis, hereby commit to provide $260.70 million, $250.80 million and $148.50 million of the entire principal amount of the Second Lien PIK Term Facility upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A hereto and the Summary of Terms and Conditions attached as Exhibit B hereto and (ii) the initial funding of which is subject only to the conditions (the “Financing Conditions”) set forth on Exhibit C hereto (such Exhibits A through C, including the annexes thereto, the “Term Sheets” and together with this letter, collectively, this “Commitment Letter”).

Notwithstanding anything set forth herein to the contrary, (a) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Credit Facilities on the Closing Date) in connection with any assignment or other transfer until after the initial funding of the Credit Facilities on the Closing Date, (b) no such assignment or other transfer shall become effective with respect to any portion of the Commitment Parties’ commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities on the Closing Date, and (c) unless the Borrower agrees in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

2.	Titles and Roles.

It is agreed that:

(a)	Owl Rock Capital Advisors LLC and AGF will act as joint lead arrangers and joint bookrunners for the Unitranche Facilities (acting in such capacities, the “Lead Arrangers”);

(b)

a third-party with customary agency capabilities appointed by you and reasonably acceptable to the Commitment Parties will act as sole administrative agent and as sole collateral agent for the Unitranche Facilities (the “Unitranche Agent”); and

(c)	Owl Rock Capital Corporation will act as sole administrative agent and as sole collateral agent for the Second Lien PIK Term Facility (the “Second Lien Agent”).

You agree that no other agents, co-agents, arrangers, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated in this Commitment Letter, the fee letter dated the date hereof and delivered in connection herewith (the “Fee Letter”) and the arranger fee letter dated the date hereof and delivered in connection herewith (the “Arranger Fee Letter” and, together with the Fee Letter, the “Fee Letters”) will be paid in order to obtain any commitments with respect to the Credit Facilities unless you and we shall so reasonably agree.

3.	Information.

You hereby represent and warrant that (to your knowledge with respect to the Target and its subsidiaries) (a) all written information and written data concerning Holdings, you and your subsidiaries and the Target and its subsidiaries, other than any projections, other forward-looking information and information of a general economic or industry-specific nature, that has been or will be made available to any of us by Holdings, you, the Sponsor or any of your and their respective representatives on your or their behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to any of us by Holdings, you, the Sponsor or any of your and their respective representatives on your or their behalf have been or will

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be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time such Projections are furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations and warranties were being made at such time, you will (or with respect to Information and Projections concerning the Target and its subsidiaries, you will, subject to any applicable limitations on your rights as set forth in the Acquisition Agreement, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (to your knowledge with respect to the Target and its subsidiaries) the representations and warranties in the preceding sentence remain true in all material respects. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, none of the making of any representation under this Section 3, the making of any supplementation thereof, or the accuracy of any such representation shall constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date.

4.	Fee Letters.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees and closing payments described in the Fee Letters on the terms and subject to the conditions (including as to timing and amount) set forth therein.

5.	Certain Funds Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability and initial funding of the Credit Facilities on the Closing Date, shall be (i) such of the representations made by or on behalf of the Target (as defined in Exhibit A), its subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Commitment Parties (the “Specified Acquisition Agreement Representations”), it being agreed that the failure of a Specified Acquisition Agreement Representation shall not result in the failure of a condition to the availability and initial funding of the Credit Facilities unless you or your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or such failure results in a failure of a condition precedent to your or your affiliates obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement and (ii) the Specified Representations (as defined below), (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability or the initial funding of the Credit Facilities on the Closing Date if the conditions set forth on Exhibit C hereto are satisfied or waived, it being understood that, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, to the extent required under the Term Sheet, (i) a lien on Collateral that may be perfected by the filing of a financing statement under the UCC and (ii) a pledge of the equity interests of the Borrower and the Subsidiary Guarantors organized under the laws of the United States with respect to which a lien may be perfected by the delivery of a physical stock or equivalent certificate (together with a stock power or similar instrument of transfer endorsed in blank) to the extent, in the case of Subsidiary Guarantors that are subsidiaries of the Target, received from the Target on or prior to the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date but may instead be delivered and/or perfected within 90 days (or such longer period as the

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Unitranche Required Lenders (as defined in Exhibit B) may reasonably agree in their discretion) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably, and (c) the only conditions (express or implied) to the availability of the Credit Facilities on the Closing Date are those expressly set forth on Exhibit C hereto, such conditions shall be subject in all respects to the provisions of this paragraph and upon satisfaction (or waiver) of the such conditions, each of the Commitment Parties will execute the Credit Documentation to which it is a party and the initial funding of term loans and provision of revolving commitments under Credit Facilities will occur. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Documentation relating to: corporate power or other organizational existence of the Loan Parties; organizational power and authority (as it relates to due authorization, execution, delivery and performance of the Credit Documentation) of the Loan Parties; due authorization, execution and delivery of the relevant Credit Documentation by the Loan Parties, and enforceability, in each case as it relates to the entering into and performance of the relevant Credit Documentation by the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries taken as a whole (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C hereto); no conflicts of the Credit Documentation with the charter documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds not violating OFAC, FCPA and other applicable anti-corruption and anti-terrorism laws and laws relating to sanctioned persons; and the creation, validity, perfection and priority of security interests in the Collateral (subject in all respects to security interests and liens permitted under the Credit Documentation and to the foregoing provisions of this paragraph). This paragraph, and the provisions contained herein, shall be referred to as the “Certain Funds Provision”.

6.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and their respective directors, officers, managers, members, employees, partners, agents, advisors and other representatives of each of the foregoing and their successors and permitted assigns (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use of the proceeds thereof and the Acquisition and the Transactions, or any claim, dispute, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person within thirty (30) days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented legal fees or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one external counsel to such indemnified persons taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional external counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, of one local external counsel in any relevant jurisdiction to all such persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional external local counsel to all affected indemnified persons, taken as a whole, in each such relevant jurisdiction)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of, or material breach of a funding obligation of this Commitment Letter, the Fee Letters or the Credit Documentation by, such indemnified person (or any of its Related Parties (as defined below)), in each case as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) any disputes solely among indemnified persons (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent or any similar role under any facility) and not arising out of any act or omission of

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Holdings, you, the Sponsor any of your or their respective affiliates, and (b) if the Closing Date occurs, to reimburse the Commitment Parties on the Closing Date (to the extent an invoice therefor is received by the Invoice Date) or, if invoiced after the Invoice Date, within thirty (30) days, for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, due diligence expenses, travel expenses, and legal fees and expenses (but limited to, in the case of legal expenses, the reasonable fees, charges and disbursements of (x) one external counsel to the Commitment Parties and, if reasonably necessary, of one local external counsel in any relevant jurisdiction), (y) one external counsel to the Unitranche Agent pursuant to arrangement to be agreed between the Unitranche Agent and you, and, if reasonably necessary, of one local external counsel for the Unitranche Agent in any relevant jurisdiction and (z) one external counsel to the Second Lien Agent pursuant to arrangement to be agreed between the Second Lien Agent and you, and, if reasonably necessary, of one local external counsel for the Second Lien Agent in any relevant jurisdiction)), incurred in connection with each of the Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letters and the Credit Documentation). No indemnified person or any other party hereto shall be liable for any damages arising from the use by any person of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its Related Parties), in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons, Holdings, you, the Investors, the Target, the Sellers or any of your or their respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letters or the Credit Facilities (including the use or intended use of the proceeds of the Credit Facilities) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth herein to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. You shall not be liable for any settlement of any Proceeding effected by any indemnified person without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent, or if there is a final non-appealable judgment of a court of competent jurisdiction against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless such indemnified person in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability. Notwithstanding the foregoing, each indemnified person shall be obligated to refund or return any and all amounts paid by you under this paragraph to such indemnified person for any losses, claims, damages, liabilities and expenses to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof as determined by a court of competent jurisdiction in a final non-appealable judgment. For purposes hereof, “Related Party” and “Related Parties” of an indemnified person mean (a) any controlling person or controlled affiliate of such indemnified person, (b) the respective directors, officers or employees of such indemnified person or any of its controlling persons or controlled affiliates and (c) the respective agents or representatives of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting on behalf of, or at the express instructions of, such indemnified person, controlling person or such controlled affiliate.

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7.	Sharing of Information, Absence of Fiduciary Relationship.

Each Commitment Party, together with its respective affiliates, may be, or may be affiliated with, a full service financial firm and as such from time to time may (a) effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby or (b) provide debt financing, equity capital or other services (including without limitation, financing activities and financial planning and benefits counseling) to other companies in respect of which you, the Sponsor or the Target and your and their respective Subsidiaries may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as permitted by Section 8 below). You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. You acknowledge and agree that (a)(i) the commitments by the Commitment Parties hereunder are arm’s-length transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated hereby and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby, (i) each Commitment Party and its affiliates has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) no Commitment Party nor any Commitment Party’s affiliates has any obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates. You agree that you will not assert that any Commitment Party or any of their respective affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of Holdings, Target or the Borrower and may provide financing or other services to parties whose interests’ conflict with yours. In the ordinary course of business, each Commitment Party may acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Sponsor, the Target or your and their respective subsidiaries and other companies with which you, the Borrower, the Sponsor, the Target or your and their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party, its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby).

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8.	Confidentiality.

This Commitment Letter is entered into on the understanding that neither this Commitment Letter (prior to your acceptance thereof) nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) your subsidiaries, the Investors (or any prospective Investors) and to your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors and those of the Target and its subsidiaries and the Target itself, in each case, on a confidential basis (provided, that any disclosure of the Fee Letters or its contents to the Target or its subsidiaries or their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors (other than the Investors and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors) shall be redacted in a customary manner to be reasonably agreed upon), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by any governmental, regulatory or self-regulatory authority (in which case you agree, to the extent permitted by law and reasonably practicable to do so, to inform us promptly in advance thereof), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letters, (d) this Commitment Letter, including the existence and contents of this Commitment Letter (but not the Fee Letters or the contents thereof, other than the existence thereof and the aggregate amount of the fees payable thereunder) therein as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures) may be disclosed in any proxy statement or similar public filing related to the Acquisition or in connection with any public filing requirement and (e) any prospective Replacement Revolving Provider and their respective affiliates on a confidential basis. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letters and its contents) on the second anniversary of the earlier of the Closing Date and the date of termination of this Commitment Letter in accordance with its terms.

The Commitment Parties shall use all information received by them from you, the Sponsor, the Target or your or their respective affiliates and representatives in connection with the Acquisition and the related transactions (including any information obtained by them based on a review of the books and records relating to Holdings, you or the Target or any of your or their respective subsidiaries or affiliates) solely for the purposes of providing the commitments that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letters and the Credit Documentation and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to any actual or potential Lenders, participants or derivative counterparties, current and prospective financing sources or investors (other than Disqualified Institutions and persons to whom you have affirmatively denied to provide your consent to the assignment thereto), (b) subject to the final proviso of this sentence, to any Lenders or participants or prospective Lenders or participants (or any of their respective advisors) (in each case, other than a Disqualified Institution unless you otherwise consent in writing in your sole and absolute discretion), (c) to the extent compelled by any legal, judicial or administrative proceedings, in any such legal, judicial or administrative proceedings or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory, or self-regulatory authority exercising examination, governmental or regulatory authority, to the extent permitted by law and reasonably practicable to do so, inform you promptly in advance thereof and use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its

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affiliates, such as the National Association of Insurance Commissioners (in which case such Commitment Party shall except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination, governmental or regulatory authority, to the extent permitted by law and reasonably practicable to do so, notify you promptly in advance thereof), (e) to the directors (or equivalent managers), officers, employees, legal counsel, independent auditors or other advisors (collectively, the “Representatives”) of such Commitment Party on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any other Commitment Party or any of its affiliates, limited partners, lenders investors, managed accounts, related funds and managed funds and their respective Representatives on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential; provided, that such Commitment Party shall be responsible for its affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless you otherwise consent in your sole and absolute discretion, no such disclosure shall be made by the Commitment Parties, their respective affiliates or any of its or their respective Representatives working on the financing contemplated by this Commitment Letter to Disqualified Institutions, (g) to the extent any such information is or becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter, (h) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” or similar defense or enforcing its rights under this Commitment Letter, the Fee Letters or the Credit Documentation, (i) subject to the final proviso of this sentence, to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than a Disqualified Institution), to potential or prospective Lenders, hedge providers, participants or assignees (or any of their respective advisors), (j) to the extent any such information is received by such Commitment Party from a third party that is not, to the Commitment Party’s knowledge, subject to confidentiality obligations to you, any of the Sponsor or the Target, (k) to the extent independently developed by such Commitment Party or its affiliates based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph, (l) to any tax authority to the extent reasonably required for the purposes of the tax affairs of a party or its direct or indirect owners, and in connection with the filing of a tax return by a party or its direct or indirect owners, (m) to rating agencies and (n) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letters; provided, further, that the disclosure of any such information pursuant to clauses (b) and (i) above shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the market standards for dissemination of such type of information, which may in any event include “click through” or similar action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery thereof and in any event shall terminate on the date that is two (2) years following the date of this Commitment Letter.

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9.	Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except (x) by you to one or more of your affiliates that is a newly formed domestic “shell” company controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition prior to or substantially concurrently with (and to the Target substantially concurrently with) the consummation of the closing of the Acquisition, (y) as to any Replacement Revolving Provider) or (z) by Blackstone, Owl Rock or Apollo to one or more of their respective affiliates and funds, accounts and clients managed or advised by any of them or any investor to which such Commitment Party provides certain administrative services) without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent expressly set forth in Section 6 above, the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth in Section 6 above, the indemnified persons. Subject to the second paragraph of Section 1 above, the Commitment Parties reserve the right to employ the services of their affiliates in fulfilling their obligations contemplated hereby. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. Any provision of this Commitment Letter that provides for requires or otherwise contemplates any consent, approval, agreement or determination by the Borrower on or prior to the Closing Date shall be construed as providing for, requiring or otherwise contemplating your consent, approval, agreement or determination. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the matters set forth herein and therein relating to the Credit Facilities and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

This Commitment Letter may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or in .pdf or similar format by electronic mail shall be effective as delivery of an original executed counterpart of this Commitment Letter. The words “execution,” “execute”, “signed,” “signature,” and words of like import in this Commitment Letter or any amendment or other modification hereof shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York; provided, however, that (a) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred, including, for purposes of the conditions to funding the credit facilities) or any other term used herein that is defined by reference to the Acquisition Agreement, (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy of any Specified Acquisition Agreement Representations there has been a failure of a condition to funding the Credit Facilities and (c) the determination of whether the Acquisition has been consummated and whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the laws of the state of Delaware as applied to the Acquisition Agreement, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction. Each of the parties hereto irrevocably agrees to waive all right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Acquisition, this Commitment Letter, the Fee Letters or the performance by us or any of our affiliates of the services contemplated hereby or thereby.

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Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letters is a binding and enforceable agreement with respect to the subject matter herein or therein (including an obligation to negotiate in good faith); it being acknowledged and agreed that the funding of the Credit Facilities is subject to the conditions specified herein, including the execution and delivery of the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter (including the Documentation Considerations); it being acknowledged and agreed that the commitment provided hereunder is subject only to those conditions set forth on Exhibit C hereto; provided, that (i) without limiting your obligations under Section 4 of the Fee Letters, nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or to draw down any portion of the Credit Facilities and (ii) you shall be entitled to replace the Revolving Facility with a Replacement Revolving Facility.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letters, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, federal court and (c) agrees that a final judgment in any such action may be enforced in other jurisdictions in any manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of the beneficial ownership certification required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The Fee Letters, the indemnification, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter, and other than those relating to confidentiality and absence of advisory or fiduciary duty shall, to the extent covered by the Credit Documentation, automatically terminate and be superseded by the Credit Documentation upon the initial funding under the Credit Facilities and you shall no longer have any liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may terminate this Commitment Letter (in whole but not in part as to any Credit Facility) upon written notice to the Commitment Parties at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and of the Fee Letters not later than 11:59 p.m., New York City time, on August 19, 2021 (at which point, for the avoidance of doubt, that certain commitment letter dated as of August 6, 2021 and executed by the Commitment Parties shall be superseded and replaced in its entirety by this Commitment Letter and the commitments thereunder shall automatically

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terminate). Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. On the earliest of (a) 11:59 p.m., New York City time on the date that is five business days after the End Date (as defined in the Acquisition Agreement as in effect on the date of this Commitment Letter), (b) the date of the termination of the Acquisition Agreement by you or with your written consent, in each case prior to the closing of the Acquisition and (c) the date of the closing of the Acquisition without the use of the Credit Facilities (other than, in the case of the Revolving Facility, to the extent replaced with any Replacement Revolving Facility; provided that our commitment in respect of the Revolving Facility shall automatically terminate in connection with any Replacement Revolving Facility as specified herein), this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension; provided, that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

OWL ROCK CAPITAL ADVISORS LLC, on behalf of its affiliated advisors and its and their managed funds and accounts

By:	/s/ Jon ten Oever
Name: Jon ten Oever
Title: Authorized Signatory

OWL ROCK CAPITAL CORPORATION

By:	/s/ Jon ten Oever
Name: Jon ten Oever
Title: Authorized Signatory

APOLLO CAPITAL MANAGEMENT, L.P.
By: APOLLO CAPITAL MANAGEMENT GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO GLOBAL FUNDING, LLC

By:	/s/ Matt Manin
Name: Matt Manin
Title: Vice President

[Signature Page to Commitment Letter – Project Ocala]

Accepted and agreed to as of the date first above written:

OCALA BIDCO, INC.

By:	/s/ Aditya Desaraju
Name: Aditya Desaraju
Title: President

[Signature Page to Commitment Letter – Project Ocala]

EXHIBIT A

Project Ocala

Transaction Summary

The Sponsor (as defined below) and other investors, if any, which may include members of management of the Target (as defined below) and its subsidiaries (together with the Sponsor, the “Investors”) intend, directly or indirectly, to acquire (the “Acquisition”) a company previously identified to you as “Ocala”, a Delaware corporation (the “Target”), all as set forth in the Acquisition Agreement (as defined on Exhibit C hereto). In connection therewith:

(a)	Ocala Bidco, Inc., a Delaware corporation (the “Company”), Ocala MidCo, Inc., a Delaware corporation (“Holdings”), and the Target, will enter into the Acquisition Agreement;

(b)

the Investors will make cash (or, in the case of members of management of the Target and its subsidiaries, if any, and certain existing Investors cash or non-cash) equity contributions (which shall be in the form of common equity, “qualified preferred” equity or other equity (such “qualified preferred” equity or other equity to be on terms reasonably satisfactory to the Commitment Parties)), directly or indirectly, to Holdings, which, in the case of cash equity, will in turn be contributed as cash common equity to the Borrower (to the extent not applied to finance the Acquisition) and, which cash equity, when combined with equity of members of management of the Target and its subsidiaries and the Sponsor and certain existing Investors that will be retained, rolled over or converted, if any, will constitute an aggregate amount not less than 50% of the total consolidated pro forma debt and equity of the Borrower (as defined on Exhibit B) and its subsidiaries on the Closing Date (as defined below) after giving effect to the Transactions (as defined below) (but without giving effect to any outstanding Revolving Loans incurred to fund any working capital needs on the Closing Date) (the “Equity Contribution”);

(c)

the Borrower will obtain (i) a senior secured term loan facility in an aggregate principal amount equal to $2,340 million (the “Initial Term Facility”), (ii) a $250 million super senior secured revolving credit facility (the “Revolving Facility”), (iii) a senior secured delayed draw term loan facility in an aggregate principal amount equal to $250 million (the “Delayed Draw Term Loan Facility”, together with the Initial Term Facility and the Revolving Facility, the “Unitranche Facilities”) and (iv) a second lien PIK term loan facility in an aggregate principal amount equal to $660 million (the “Second Lien PIK Term Facility”, together with the Unitranche Facilities, the “Credit Facilities”);

(d)

all indebtedness of the Target and its subsidiaries under that certain Credit Agreement, dated April 2, 2018 (as such agreement was amended, amended and restated, supplemented or otherwise modified prior to the date hereof) among the Target, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (the “Existing Credit Agreement”) will be repaid, redeemed, defeased, discharged, refinanced or terminated and all commitments thereunder terminated (the “Refinancing”);

(e)

the fees, closing payments, premiums, expenses and other transaction costs incurred in connection with the Transactions, including to fund any OID, upfront fees and closing payments (the “Transaction Costs”) will be paid; and

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(f)

the proceeds of the Equity Contribution and the Credit Facilities will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to effect the Refinancing and to pay all or a portion of the Transaction Costs.

The transactions described above are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction (or waiver by the Commitment Parties) of the relevant conditions set forth on Exhibit C and the initial funding of the relevant Credit Facilities.

As used herein, “Sponsor” or “Nordic Capital” means (a) (i) Nordic Capital X Alpha, L.P, Nordic Capital X Beta, L.P., Nordic Capital X Alpha, SCSp, Nordic Capital X Beta, SCSp, NC X Gamma Investor, SCSp and/or any additional parallel, feeder or side investment vehicles that may be established from time to time as part of Nordic Capital Fund X (“Fund X”), (ii) any downstream funds, aggregator vehicles or other investment vehicles through which Fund X acquires or gains exposure to portfolio companies, (iii) any co-investment vehicles established to invest alongside Fund X and/or (iv) any continuation fund or successor of any of the foregoing, (b) any other Nordic Capital branded and/or associated funds or products (the “NC Products”) and their portfolio companies, (c) any vehicles through which NC Products acquire or gain exposure to portfolio companies, (d) the general partners and/or investment managers of the NC Products (the “GPs”), (e) the GP’s respective non-discretionary sub-advisers, and/or (f) any affiliated entities of the foregoing.

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EXHIBIT B

Project Ocala

Credit Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Credit Facilities. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits A or C (including the Annexes hereto and thereto) attached thereto.

PARTIES

Borrower:	Ocala Bidco, Inc., a Delaware corporation (the “Borrower”); provided, that the Borrower may, in its sole discretion (but subject to the delivery of customary “know your customer” information (including applicable certificates regarding beneficial ownership required by 31 C.F.R. § 1010.230) to each Lender who requests such information through the Unitranche Agent or Second Lien Agent, as applicable), designate one or more of its direct or indirect wholly-owned subsidiaries organized under the laws of the United States of America, any state thereof or the District of Columbia as co-borrowers or additional borrowers.

Guarantors:

All obligations of the Borrower under the Credit Facilities and, at the Borrower’s option, under any currency, interest rate protection or other hedging agreement (the “Secured Hedging Agreements”) and any cash management arrangement, in each case entered into with the Unitranche Agent (as defined below), with a Lender (as defined below) or any person designated by the Borrower (collectively, the “Borrower Obligations”) will be unconditionally guaranteed on a senior basis (the “Guaranty”) by (i) prior to any Qualifying IPO (to be defined consistent with the Documentation Considerations) of the Borrower, the direct parent company of the Borrower (“Holdings”) and (ii) each of the Borrower’s wholly-owned domestic Restricted Subsidiaries (as defined below) (the “Subsidiary Guarantors”; and together with Holdings, collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”) other than (unless the Borrower otherwise elects in its sole discretion; provided that any subsidiary that is a Loan Party pursuant to such an election by the Borrower shall not be considered a CFC or a CFC Holdco):

(a)immaterial subsidiaries subject to individual and aggregate thresholds to be agreed (“Immaterial Subsidiaries”),

(b)any subsidiary that is prohibited by law, regulation or contractual obligation in effect on the Closing Date or at the time of the acquisition of such Subsidiary and not incurred in contemplation of such acquisition from providing such Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guaranty or where the provision of such Guaranty would result in material adverse tax consequences as reasonably determined by the Borrower and the Unitranche Required Lenders or the Second Lien Required Lenders,
as applicable,

(c) any direct or indirect subsidiary that holds no material assets other than the equity of one or more Foreign Subsidiaries (as defined below) that are controlled foreign corporations within the meaning of Section 957 of the Internal Revenue Code of 1986 (“CFCs”) (such a domestic subsidiary, a “CFC Holdco”),

(d) any domestic subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC,

(e) not-for-profit subsidiaries, captive insurance subsidiaries and special purpose entities used for permitted securitization facilities, if any,

(f) solely in the case of any obligation under any Secured Hedging Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the
Commodity Exchange Act,

(g) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition (as defined below)
or other investment permitted by the Credit Documentation that has assumed secured indebtedness not incurred in contemplation of such Permitted Acquisition or other investment and any restricted subsidiary thereof that guarantees such secured indebtedness, in each case to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor, such secured indebtedness is permitted under the Credit Documentation and such prohibition was not implemented in contemplation of such acquisition, and

(h) any subsidiary to the extent that the burden or cost of providing such Guaranty outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Unitranche
Required Lenders or the Second Lien Required Lenders, as applicable.

For purposes of the Credit Documentation (as defined below), (a) “Foreign Subsidiary”
means any direct or indirect subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia and (b)
“Restricted Subsidiary” means any existing and future direct or indirect subsidiary of the
Borrower other than any Unrestricted Subsidiary (as defined below). For the avoidance of doubt, neither the Target nor any of its subsidiaries shall be a Loan Party prior to the Closing
Date and consummation of the Acquisition.

Unitranche Administrative Agent and Collateral Agent:	A third-party with customary agency capabilities appointed by you and reasonably acceptable to the Commitment Parties will act as the sole and exclusive administrative agent and collateral agent for the Unitranche Lenders referred to below (the “Unitranche Agent”). The Unitranche Agent will be compensated by the Borrower pursuant to separate arrangement to be agreed with the Unitranche Agent.

Second Lien PIK Administrative Agent and Collateral Agent:	Owl Rock Capital Corporation will act as the sole and exclusive administrative agent and collateral agent for the Second Lien PIK Lenders referred to below (the “Second Lien Agent”). The Second Lien Agent will be compensated by the Borrower pursuant to separate arrangement to be agreed with the Second Lien Agent.

Unitranche Joint Lead Arrangers and Joint Bookrunners:	Owl Rock Capital Advisors LLC and AGF will act as joint lead arrangers and joint bookrunners for the Unitranche Facilities.

Unitranche Lenders:	The Commitment Parties providing commitments under the Unitranche Facility (together with any party that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, together the “Unitranche Lenders”).

Second Lien PIK Lenders:	The Commitment Parties providing commitments under the Second Lien PIK Term Facility (together with any party that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, together the “Second Lien PIK Lenders” and together with the Unitranche Lenders, the “Lenders”).

TYPES AND AMOUNTS OF FACILITIES

Initial Term Facility:	A 7-year senior secured term loan facility denominated in U.S. dollars, in an aggregate principal amount equal to $2,340 million (the “Initial Term Facility”) (the loans thereunder, the “Initial Term Loans”).

Revolving Facility:	A 5-year revolving credit facility (the “Revolving Facility”; and the commitments under the Revolving Facility, the “Revolving Commitments”) denominated in U.S. dollars, and other currencies to be mutually agreed in an aggregate principal amount of $250 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”).

Delayed Draw Term Loan Facility:	A 7-year senior secured term loan facility denominated in U.S. dollars in an aggregate principal amount of $250 million (the “Maximum DDTL Amount”) (the “Delayed Draw Term Loan Facility” and, together with the Initial Term Facility, the “Term Facility”, and further, the Term Facility, together with the Revolving Facility, the “Unitranche Facilities”). The loans under the Delayed Draw Term Loan Facility are referred to as the “Delayed Draw Term Loans” (together with the Initial Term Loans, the “Unitranche Term Loans” and together with the Revolving Loans, the “Unitranche Loans”).

Second Lien PIK Term Facility:	A 12-year PIK term loan facility denominated in U.S. dollars in an aggregate principal amount equal to $660 million (the “Second Lien PIK Term Facility”) (the loans thereunder, the “Second Lien PIK Term Loans” and together with the Unitranche Term Loans, the “Term Loans”).

Replacement Revolving Facility:	The Borrower may appoint one or more persons other than the Commitment Parties (any such person appointed pursuant to this sentence, an “Replacement Revolving Provider”), and/or confer additional titles to such Replacement Revolving Providers, to provide a revolving facility in an aggregate principal amount not to exceed $250 million (the “Replacement Revolving Facility”) in lieu of the Revolving Facility (an “Alternate Revolving Placement”) on or prior to the Closing Date on terms to be agreed between you and the Replacement Revolving Provider (notwithstanding the willingness on the part of the Commitment Parties to provide the Revolving Facility), it being understood that: (a) any Replacement Revolver Facility may be secured by a lien on the Collateral on a pari passu or “super senior” basis to the other Credit Facilities at the Borrower’s discretion, (b) such Replacement Revolving Facility shall be subject to customary voting, remedial and inter-lender provisions to be agreed among the Replacement Revolving Provider, the Commitment Parties and the Borrower (it being understood that such terms set forth in the Documentation Precedent are satisfactory to the Commitment Parties and shall not require further consent of the Commitment Parties); (c) the Replacement Revolving Provider shall be commercial banking institutions or otherwise reasonably satisfactory to the Commitment Parties; (d) the Borrower shall have the sole discretion to determine the economics (including the pricing terms and fees) and financial covenant associated with such Replacement Revolver Facility so long as the economics do not exceed the economics allocated to the Revolving Facility under this Term Sheet; (e) the other terms of the Replacement Revolving Facility shall be determined by the Borrower and the Replacement Revolving Providers and shall be on customary terms reasonably satisfactory to the Commitment Parties; and (f) you shall promptly notify the Commitment Parties upon entering into commitments with respect to any Replacement Revolving Placement and upon providing such notice, the commitment amounts of the Commitment Parties in respect of the Revolving Facility will be reduced to $0 automatically and, to the extent such notice is provided and such commitments are provided on or prior to the Closing Date, the economics under the Fee Letters allocated to the Commitment Parties as of the date of this Commitment Letter in respect of the Revolving Facility will be reduced to $0 automatically.

Maturity and Amortization:	Initial Term Facility: The Initial Term Facility shall be payable in full on the Initial Term Loan Maturity Date (as defined below). The Initial Term Facility will not amortize and will mature on the date which is seven (7) years following the Closing Date (the “Initial Term Loan Maturity Date”); provided, that the

Credit Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding Initial Term Loans held by such Lenders upon the request of the Borrower and without the consent of any other Lender (and as further described below).

Revolving Facility: The Revolving Commitments shall terminate and the Revolving Loans will mature on the date that is five (5) years following the Closing Date (the “Revolving Termination Date”); provided, that the Credit Documentation shall provide the right of individual Lenders to agree to extend the maturity of their Revolving Commitments upon the request of the Borrower and without the consent of any other Lender (and as further described below).

Delayed Draw Term Loan Facility: The Delayed Draw Term Loans shall have a maturity date of 7 years following the Closing Date, with no amortization and shall be payable in full on the Initial Term Loan Maturity Date; provided that the Credit Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding Delayed Draw Term Loans held by such Lenders upon the request of the Borrower and without the consent of any other Lender (and as further described below).

Second Lien PIK Term Facility: The Second Lien PIK Term Facility will be payable in full on the Second Lien PIK Maturity Date (as defined below) with no amortization. The Second Lien PIK Term Facility will mature on the date that is twelve years following the Closing Date (the “Second Lien PIK Maturity Date”); provided, that the Second Lien Credit Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding Second Lien PIK Term Loans held by such Lenders upon the request of the Borrower and without the consent of any other Lender (and as further described below).

Notwithstanding anything to the contrary set forth herein, the Unitranche Credit Documentation and the Second Lien Credit Documentation shall provide that the Borrower may at any time and from time to time request that all or a portion of any loans of the Borrower be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such loans (any such loans which have been so converted, “Extended Loans”) and upon such request of the Borrower any individual Lender shall have the right (but not the obligation) to agree to extend the maturity date of its commitments under the Revolving Facility and outstanding Revolving Loans or Term Loans held by such Lender without the consent of any other Lender. The terms of Extended Loans shall be substantially similar to the loans of the existing class from which they are converted except for interest rates, prepayment premiums, fees, OID, amortization (which may result in a longer (but not shorter) weighted average life than the existing class), final maturity date (which may be later than the existing class), provisions permitting optional and mandatory prepayments to be directed first to the non-extended loans prior to being applied to Extended Loans and certain other customary provisions to be agreed. Extended Loans shall not be subject to any “default stopper”, financial tests or the MFN Provisions.

Availability:

The Initial Term Loans and the Second Lien PIK Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Initial Term Loans and the Second Lien PIK Term Loans may not be reborrowed.

The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the Revolving Termination Date; provided, that Revolving Loans may be made on the Closing Date as set forth under the heading “Use of Proceeds” below.

The Delayed Draw Term Loan Facility will be made available to the Borrower in multiple drawings (each such drawing date, a “Delayed Draw Date”), each in a minimum amount of no less than an amount to be agreed, after the Closing Date until the earlier to occur of the date on which the Maximum DDTL Amount has been drawn and the date that is 30 months after the Closing Date (such date or, if earlier, the date the commitments under the Delayed Draw Term Loan Facility are terminated pursuant to the last sentence off this paragraph, the “Delayed Draw Termination Date”); provided that the Delayed Draw Term Loans may be only made on or after the Closing Date as set forth under the heading “Use of Proceeds” below. Amounts borrowed under the Delayed Draw Term Facility that are repaid or prepaid may not be reborrowed. Once funded, the Delayed Draw Term Loans shall have the same terms and provisions (including, without limitation, pricing, maturity and amortization) as the Initial Term Loans; it being understood that the Delayed Draw Term Loans and the Initial Term Loans shall be treated in the same manner for all purposes of the Credit Documentation except that (x) the Delayed Draw Term Loans and the Initial Term Loans may be assigned or participated on a non-pro rata basis and (y) they shall not be required to be “fungible” for U.S. federal income tax purposes. At any time and from time to time upon notice to the Unitranche Agent, the Borrower may elect to reduce or terminate the Lenders’ commitments under the Delayed Draw Term Loan Facility without fees (other than (i) the payment of the Delayed Draw Unused Commitment Fees accrued to the date of termination and (ii) the Delayed Draw Term Loan Facility Funding Fee (as defined in the Fee Letters)) or penalties.

Use of Proceeds:

The proceeds of the Initial Term Loans and the Second Lien PIK Term Loans will be used to (i) finance a portion of the Transactions (including working capital and/or purchase price adjustments payable on the Closing Date and the payment of Transaction Costs) and (ii) to fund cash on the balance sheet of the Borrower on the Closing Date, which may be used to consummate Permitted Acquisitions and other general corporate purposes of the Borrower and its subsidiaries after the Closing Date.

The proceeds of the Delayed Draw Term Loan Facility may be used after the Closing Date (and until the Delayed Draw Termination Date), by the Borrower and its subsidiaries for capital expenditures, Permitted Acquisitions and similar investments, funding earn-outs and fees and expenses incurred in connection with each of the above and the repayment of Revolving Loans and replenishment of cash on hand used solely for such purposes.

The proceeds of the Revolving Loans may be used (a) on the Closing Date, (i) to fund ordinary course working capital needs and working capital adjustments (as certified to be ordinary course by a responsible officer of the Borrower) and (ii) to finance a portion of the Transaction Costs in an amount for this clause (ii) not to exceed $30 million in the aggregate and (b) after the Closing Date, to finance working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Acquisition), other investments, restricted payments and any other purpose not prohibited by the Credit Documentation).

Closing Date Total Leverage Ratio:

The Total Leverage Ratio (as defined below) of the Borrower on the Closing Date after giving effect to the consummation of the Transactions (the “Closing Date Total Leverage Ratio”) shall be calculated by:

(i) including in Consolidated EBITDA denominator (x) the total amount of EBITDA set forth in the QoE Report (which, for the avoidance of doubt, is $252 million) plus (y) the LTM EBITDA attributable to all acquisitions consummated after the date of the Commitment Letter and on and prior to the Closing Date plus (z) all pro forma adjustments to the EBITDA amount set forth in clause (y), in each case of clauses (y) and (z), by applying the same methods and making the same type of adjustments used in preparing the QoE Report (provided that such adjustments shall be subject to the cap of 30% of Consolidated EBITDA set forth in the definition thereof for the adjustments in subclauses (x)(ii) and (x)(iii) and shall not be excluded from such cap by virtue of subclause (x)(i)); and

(ii) allowing unlimited cash netting with respect to the proceeds of the Initial Term Loans if funded to the balance sheet of the Borrower.

Letters of Credit:

A portion of the Revolving Facility in an amount to be agreed shall be available for the issuance of standby letters of credit denominated in U.S. dollars, the other currencies available under the Revolving Facility and such other currencies to be mutually agreed between the Borrower, the Unitranche Agent and the applicable Issuing Lender (the “Letters of Credit”), by each Commitment Party (or its designee) and/or one or more other Unitranche Lender (or their designee) that is willing to accept its appointment as such and is reasonably acceptable to the Borrower (in such capacity, each an “Issuing Lender”); provided that each Commitment Party that holds commitments under the Revolving Facility shall have a letter of credit commitment that is proportionate with its commitment under the Revolving Facility; provided, further, that any Issuing Lender that is an Initial Lender shall only be required to issue standby letters of credit; provided, further, that none of Blackstone, Owl Rock or ACM shall be an Issuing Lender. No Letter of Credit shall have an expiration date after the earlier of (a) one (1) year after the date of issuance or such longer period of time as may be agreed to by the applicable Issuing Lender and (b) five (5) business days prior to the Revolving Termination Date; provided, that any Letter of Credit with a one (1) year tenor may provide for automatic or “evergreen” renewal thereof for additional one (1) year periods (which shall in no event extend beyond the date referred to in clause (b) above unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Lender thereof).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one (1) business day after notice of such drawing is received by the Borrower from the relevant Issuing Lender. To the extent that the Borrower does not so reimburse the Issuing Lender within such time period, the Unitranche Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis based on their respective Revolving Commitments.

Letters of Credit may be issued on the Closing Date in the ordinary course of business and to backstop, replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Facility). For the avoidance of doubt, none of Owl Rock, Apollo or any Blackstone Related Lender (as defined below) will be an Issuing Lender. “Blackstone Related Lenders” means Blackstone and/or one or more of its affiliates and funds, accounts and clients managed or advised by any of them or any investor to which Blackstone provides certain administrative services.

Swingline Loans:	A portion of the Revolving Facility in an amount to be agreed shall be available for swingline loans in U.S. dollars (the “Swingline Loans”) from the Unitranche Agent (in such capacity, the “Swingline Lender”) on same-day notice. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Unitranche Lender under the Revolving Facility shall be irrevocably and unconditionally obligated to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis based on its respective Revolving Commitment. In lieu of the swingline facility, the definitive documentation may provide that U.S. dollar ABR borrowings shall be made available under the Revolving Facility on same day notice to the extent they can be provided by a Lender under the Revolving Facility. For the avoidance of doubt, none of Owl Rock, Apollo or any Blackstone Related Lender will be a Swingline Lender.

Unitranche Incremental Facilities:	The Borrower or any Foreign Subsidiary will have the right, from time to time, on one or more occasions, to (a) add one or more incremental term facilities and/or, solely in the case of the Borrower, increase the Term Facility (each, an “Incremental Unitranche Term Facility”) and/or (b) add one or more incremental revolving facilities and/or increase commitments under the Revolving Facility (each, an “Incremental Unitranche Revolving Facility” and together with any Incremental Term Facilities, each an “Incremental Unitranche Facility”, and collectively, the “Incremental Unitranche Facilities”) in an aggregate principal amount (x) not to exceed the greater of (i) $252 million and (ii) an amount equal to 100% of Consolidated EBITDA (as defined below), on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments, as of the most recent test period (the “Incremental Unitranche Starter Basket”) plus the unused portion, if any, of the General Debt Basket (less the aggregate principal amount of (i) Incremental Unitranche Facilities and Unitranche Incremental Equivalent Debt, in each case, issued and/or incurred in reliance on the Incremental Unitranche Starter Basket, (ii) Incremental Second Lien Facilities (as defined below) and Second Lien Incremental Equivalent Debt (as defined below), in each case issued and/or incurred in reliance on the Incremental Second Lien Starter Basket (as defined below) and (iii) any indebtedness incurred under the Ratio Debt Free and Clear Amount and the Incurred Debt Free and Clear Amount (amounts incurred under clauses (i)-(iii) collectively, the “Free and Clear Amounts”), plus (y) all voluntary prepayments, repurchases or redemptions of the Initial Term Facility, Delayed Draw Term Loan Facility, Second Lien PIK Term Facility, Incremental Unitranche Facilities, Incremental Second Lien Facilities, Unitranche Incremental Equivalent Debt or Second Lien Incremental Equivalent Debt so applied in prepayment thereof and in each case, secured on a pari passu basis with the Initial Term Facility, Delayed Draw Term Loan Facility and permanent commitment reductions or cancellations of the Revolving Facility, in each case, prior to such time (including assignments to and purchases by the Borrowers or any restricted subsidiary, but excluding prepayments or repurchases made with the proceeds of long-term indebtedness (other than the Revolving Facility or other revolving loans)), and, in each case, limited to the amount actually paid in cash for such prepayment, repurchase or redemption, plus (z) an unlimited amount so long as in the case of this clause (z) after giving effect to such Incremental Unitranche Facility or Unitranche Incremental Equivalent Debt and after giving pro forma effect to any acquisition or investment consummated in connection therewith, (i) in the case of Incremental Unitranche Facilities secured on the Collateral on a pari passu basis with the Term Facility, the First Lien Leverage Ratio does not exceed 9.30:1.00, (ii) in the case of Incremental Unitranche Facilities secured on a junior basis with the Unitranche

Facilities, the Total Leverage Ratio (as defined below) does not exceed 11.90:1.00 and (iii) in the case of any unsecured Incremental Unitranche Facilities or Incremental Unitranche Facilities secured by assets not constituting Collateral, the Total Leverage Ratio does not exceed 12.15:1.00 (in the case of the foregoing clause (z), calculated on a pro forma basis as of the most recently completed four consecutive fiscal quarters for which financial statements are internally available (so long as such financial statements are subsequently delivered to the Unitranche Agent and the Lenders prior to or concurrently with the incurrence of any such indebtedness), including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Unitranche Facility or any other concurrent incurrence of debt, provided that to the extent the proceeds of any such Incremental Unitranche Facility are to be used to repay indebtedness, there shall be no limit to the Borrower’s ability to give pro forma effect to such repayment of indebtedness), giving pro forma effect to any related transaction in connection therewith and all customary pro forma events and adjustments and assuming, in the case of any Incremental Unitranche Revolving Facility, a full drawing of such Incremental Unitranche Revolving Facility) (the “Incremental Unitranche Incurrence Test” and together with clauses (x) and (y) above, the “Available Unitranche Incremental Amount”) (it being understood that (A) the Borrower shall be deemed to have used amounts under clause (z) prior to utilization of amounts under clause (x) or (y), and the Borrower shall be deemed to have used amounts under clause (y) (to the extent compliant therewith) prior to utilization of amounts under clause (x), (B) loans may be incurred under clauses (x), (y) and (z) above, and proceeds from any such incurrence under clauses (x), (y) and (z) above, may be utilized in a single transaction by first calculating the incurrence under clause (z) above and then calculating the incurrence under clause (x) and (y) above), in each case on terms and conditions agreed by the Borrower and the relevant Incremental Unitranche Facility lenders and (C) any portion of any Incremental Unitranche Facility incurred under the Incremental Unitranche Starter Basket or any other provision of the Available Unitranche Incremental Amount shall be automatically reclassified as incurred under the Incremental Unitranche Incurrence Test if the Borrower meets the applicable leverage ratio under the Incremental Unitranche Incurrence Test on a pro forma basis ratio at any time subsequent to the incurrence of such Incremental Unitranche Facility; provided, that, at the time of the addition thereof:

(i) except to the extent provided below if the proceeds of any Incremental Unitranche Facility are being used to finance a Limited Condition Transaction (as defined below), no event of default under the Unitranche Credit Documentation exists or would exist after giving effect thereto;

(ii) any Incremental Unitranche Term Facility will have a final maturity date no earlier than any then-existing Initial Term Loan Maturity Date;

(iii) the weighted average life to maturity applicable to each Incremental Unitranche Term Facility shall not be shorter than the weighted average life to maturity of the then-existing Term Facility (without giving effect to any prepayments that would otherwise modify the weighted average life to maturity of the Term Facility); provided, that up to the greater of $63 million and 25% of Consolidated EBITDA of indebtedness under the Available Unitranche Incremental Amount, Unitranche Incremental Equivalent Debt, the Available Second Lien Incremental Amount, Second Lien Incremental Equivalent Debt, Permitted Ratio Debt (that is unsecured or secured on a pari passu or junior basis to the Second Lien PIK Term Facility) or Incurred Acquisition Debt (that is unsecured or secured on a pari passu or junior basis to the Second Lien PIK Term Facility) may be incurred without regard to the foregoing provisions of clause (ii) above and this clause (iii) (such amounts, the “Inside Maturity Baskets”);

(iv) the interest rate, prepayment premiums, interest rate floor (if any), currency, fees (if any) and (subject to clause (iii)) amortization schedule applicable to any Incremental Unitranche Facility will be determined by the Borrower and the lenders providing such Incremental Unitranche Facility and, in the case of any Incremental Unitranche Facility or Unitranche Incremental Equivalent Debt (as defined below) in the form of Indebtedness that is pari passu with the Term Loans in right of payment and with respect to security on the Collateral (the “Qualifying Unitranche Indebtedness”), the resulting yield will not be more than 0.50% higher than the corresponding yield applicable to the Initial Term Facility or the Delayed Draw Term Loan Facility, as applicable, unless the yield with respect to the Initial Term Facility or the Delayed Draw Term Loan Facility, as applicable, is adjusted to be equal to the yield with respect to the relevant Incremental Unitranche Facility, minus, 0.50%; provided, that in determining the applicable yield: (w) OID or upfront fees paid by the Borrower in connection with such Incremental Unitranche Facility or the Term Facility, as the case may be (based on a four (4) year average life to maturity) shall be included, (x) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their affiliates) in their respective capacities as such in connection with the applicable existing Term Facility or to one or more arrangers (or their affiliates) in their capacities as such applicable to such Term Facility shall be excluded and (y) if such Incremental Unitranche Facility includes any “LIBOR” interest rate floor greater than that applicable to the applicable Term Facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase (the provisions of this clause (iv) are herein referred to as the “MFN Provisions”);

(v) any Incremental Unitranche Facility will rank pari passu or junior in right of payment and pari passu or junior with respect to security on the Collateral with the Term Facility or may be unsecured (and to the extent secured or subordinated in right of payment or security, will be subject to intercreditor arrangements reasonably satisfactory to the Unitranche Required Lenders);

(vi) (A) any Incremental Unitranche Revolving Facility will mature no earlier than, and will require no scheduled amortization or differing mandatory commitment reduction prior to, the then-existing Revolving Termination Date and all other material terms (other than with respect to margin, pricing, maturity, currency or fees shall be substantially identical to the Revolving Facility or otherwise reasonably acceptable to the Unitranche Required Lenders (it being understood that (x) the Unitranche Credit Documentation will contain certain provisions to govern the pro rata payment, borrowing, participation and commitment reduction of the Revolving Facility and any Incremental Unitranche Revolving Facility and (y) terms not substantially identical to the Revolving Facility which are applicable only after the then-existing Revolving Termination Date are acceptable, subject, solely as to administrative matters to the consent of the Unitranche Agent (such consent not to be unreasonably withheld, conditioned or delayed)) and (B)(i) any Incremental Unitranche Term Facility that is pari passu in right of payment and security on the Collateral shall share ratably in any prepayments of the Term Facility unless the Borrower and the lenders in respect of such Incremental Unitranche Term Facility elect lesser payments and (ii) any other Incremental Unitranche Term Facility shall have prepayment terms no more favorable than the Term Facility;

(vii) except as provided above, any Incremental Unitranche Facility shall be on terms agreed with the lenders under such Incremental Unitranche Facility and pursuant to documentation consistent with the applicable Credit Facility or otherwise reasonably acceptable to the Unitranche Required Lenders and Unitranche Agent (it being understood that no consent shall be required from the Unitranche Required Lenders and Unitranche Agent for terms or conditions that are more restrictive than the applicable Credit Facility); and

(viii) any Incremental Unitranche Facility and Unitranche Incremental Equivalent Debt shall not be guaranteed by any subsidiaries of the Borrower other than the Subsidiary Guarantors (unless such subsidiary shall substantially concurrently become a Subsidiary Guarantor) and, if secured, shall not be secured by any assets other than the Collateral and to the extent Incremental Unitranche Facility or any Unitranche Incremental Equivalent Debt is issued or incurred by a Foreign Subsidiary, then (A) such Foreign Subsidiary shall have joined the Credit Documentation as a Loan Party (or shall substantially concurrently become a Loan Party) by providing a guarantee of the Borrower Obligations and granting a security interest in its assets to secure the Borrower Obligations and (B) such Incremental Unitranche Facility or Unitranche Incremental Equivalent Debt may be secured by assets of Foreign Subsidiaries and guaranteed by

Foreign Subsidiaries to the extent agreed between such Foreign Subsidiary and the lenders providing such Incremental Unitranche Facility or Unitranche Incremental Equivalent Debt and solely to the extent such Foreign Subsidiary provides a concurrent guarantee of the Credit Facilities.

(ix) Any Incremental Unitranche Facility may be provided by existing Unitranche Lenders or other persons who become Unitranche Lenders in connection therewith if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of Loans or commitments, as applicable, to such person; provided, that Unitranche Lenders on the Closing Date shall be offered in the first instance a right to participate in such Incremental Unitranche Facility (to be offered at least 15 Business Days prior to the proposed funding date and accepted within 5 Business Days thereafter) as long as such Unitranche Lenders collectively hold more than 50% of all outstanding Loans and/or commitments provided for hereunder (the “Unitranche Right of First Refusal”); no such Unitranche Lender will be obligated to provide any such Incremental Unitranche Facility; provided further, that the Unitranche Right of First Refusal shall not apply to an incurrence of Unitranche Incremental Equivalent Debt.

The proceeds of any Incremental Unitranche Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions (as defined below) and other investments and any other use not prohibited by the Unitranche Credit Documentation.

In addition, the Borrower or any Foreign Subsidiary may, in lieu of adding Incremental Unitranche Facilities, utilize any part of the Available Unitranche Incremental Amount at any time by issuing or incurring Unitranche Incremental Equivalent Debt (as defined below), subject to no event of default (except to the extent provided below if the proceeds of any Unitranche Incremental Equivalent Debt are being used to finance a Limited Condition Transaction) and entering into intercreditor documentation reasonably acceptable to the Unitranche Agent, the Unitranche Required Lenders and the Borrower, if applicable.

“Unitranche Incremental Equivalent Debt” means indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed (and which shall constitute usage of) the then-available Available Unitranche Incremental Amount, consisting of senior secured first lien notes and/or term loans or junior lien term loans or notes, subordinated term loans or notes or senior unsecured term loans or notes, or any bridge facility, in each case, issued or incurred in (x) a public offering, Rule 144A or other private placement or (y) a bridge facility or in a syndicated loan financing or otherwise in lieu of an Incremental Facility, in each case, on terms and conditions that are customary as of the date of incurrence thereof; provided, that (a) such Unitranche Incremental Equivalent Debt (other than Qualifying Unitranche

Indebtedness) will not be subject to the MFN Provisions or the Unitranche Right of First Refusal, (b) subject to the Inside Maturity Baskets, the maturity date of such Unitranche Incremental Equivalent Debt will be no earlier than the maturity date of the Term Facility, (c) subject to the Inside Maturity Basket, the weighted average life to maturity of such Unitranche Incremental Equivalent Debt may not be shorter than the remaining weighted average life to maturity of the Term Facility, (d) if such Unitranche Incremental Equivalent Debt (i) is secured equally and ratably with the Term Facility or by liens that are junior to the liens securing the Term Facility, such Unitranche Incremental Equivalent Debt will be subject to customary intercreditor arrangements consistent with the Documentation Considerations or otherwise reasonably satisfactory to the Unitranche Required Lenders, the Unitranche Agent and the Borrower, (ii) is guaranteed, except as set forth in clause (iii) below, such Unitranche Incremental Equivalent Debt may not be guaranteed by any subsidiary which is not a Loan Party and (iii) to the extent any Unitranche Incremental Equivalent Debt is issued or incurred by a Foreign Subsidiary, then such Unitranche Incremental Equivalent Debt may be secured by assets of Foreign Subsidiaries and guaranteed by Foreign Subsidiaries to the extent agreed between such Foreign Subsidiary and the lenders providing such Unitranche Incremental Equivalent Debt and (e) if such Unitranche Incremental Equivalent Debt is secured equally and ratably with the Term Facility, the other terms and conditions (excluding those referenced in clauses (a) through (d) above) of such Unitranche Incremental Equivalent Debt shall be substantially similar to those applicable to the Term Loans or otherwise reasonably acceptable to the Unitranche Required Lenders; provided, that the covenants, events of default and mandatory prepayments of such Unitranche Incremental Equivalent Debt, if not consistent with the terms of the Term Loans, either (x) shall not be more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans (other than with respect to economic terms and redemption provisions) unless the Borrower offers to include such more restrictive terms in the Term Facility or any such provisions apply after the latest final maturity date of the relevant Term Loans existing at the time such Unitranche Incremental Equivalent Debt is incurred or (y) shall otherwise be on market terms (as reasonably determined by the Borrower in good faith).

As used herein, the “Total Leverage Ratio” means the ratio of (i) consolidated debt (comprised of third party debt for borrowed money, purchase money indebtedness, unreimbursed drawings under letters of credit and capital lease obligations, in each case, of the Borrower and its Restricted Subsidiaries), net of (x) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries and (y) cash and cash equivalents of the Borrower and its Restricted Subsidiaries restricted in favor of the Credit Facilities (which may also include cash and cash equivalents of the Borrower and its Restricted Subsidiaries securing other indebtedness for borrowed money secured by a lien on the Collateral along with the Credit Facilities so long as such lien is subject to an intercreditor agreement consistent with the Documentation Considerations), in each case, such unrestricted cash and restricted cash and cash equivalents to be determined in accordance with generally accepted accounting principles) to (ii) trailing four-quarter Consolidated EBITDA.

As used herein, the “First Lien Leverage Ratio” means the ratio of (i) consolidated first lien debt (comprised of third party debt for borrowed money, purchase money indebtedness, capitalized lease obligations and unreimbursed drawings under letters of credit, in each case, of the Borrower and its Restricted Subsidiaries that are secured on a first priority basis by the Collateral), net of (x) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries and (y) cash and cash equivalents of the Borrower and its Restricted Subsidiaries restricted in favor of the Credit Facilities (which may also include cash and cash equivalents of the Borrower and its Restricted Subsidiaries securing other indebtedness for borrowed money secured by a lien on the Collateral along with the Credit Facilities so long as such lien is subject to an intercreditor agreement consistent with the Documentation Considerations), in each case, such unrestricted cash and restricted cash and cash equivalents to be determined in accordance with generally accepted accounting principles) to (ii) trailing four-quarter Consolidated EBITDA.

For purposes of the Credit Documentation, “Consolidated EBITDA” (and component definitions, including, without limitation, consolidated net income) will be defined giving effect to the Documentation Considerations (as defined below), and will include, without limitation and without duplication, add-backs (and corresponding deductions, to the extent applicable) for:

(a) interest, taxes, depreciation and amortization,

(b) any impairment charge or asset write-off or write-down and the amortization of intangibles,

(c) non-cash gains/charges (provided, that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, (i) the Borrower may determine not to add back such non-cash charge in the current period and (ii) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA),

(d) extraordinary, unusual or non-recurring items (including, without limitation, costs of and payments of legal settlements, fines, judgments or orders),

(e) losses/gains on sales or dispositions of assets outside the ordinary course of business (including, without limitation, asset retirement costs),

(f) the amount of any one-time restructuring charge or reserve including, without limitation, in connection with (i) acquisitions after the Closing Date and (ii) the consolidation or closing of facilities,

(g) expected cost savings, capacity increases, capacity utilization increases, efficiency improvements, operating expense reductions and enhancements and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (as certified by a chief financial officer or chief executive officer of the Borrower) related to (i) the Transactions and (ii) after the Closing Date, permitted asset sales, mergers or other business combinations, acquisitions, investments, dispositions or divestitures, capacity increases, capacity utilization increases, efficiency improvements, operating improvements, restructurings, cost saving initiatives, restructurings, reorganizations, the acquisition, opening, launch, regulatory approval and/or development of any site, facility, product line or operation and certain other similar initiatives and specified transactions taken, commenced, committed or expected to be taken within eighteen (18) months after the end of the Relevant Period, calculated on a “run rate” basis such that the full recurring benefit associated therewith is taken into account (without double counting the amount of actual benefits realized in connection therewith); provided the aggregate amounts added back to Consolidated EBITDA for any Relevant Period pursuant to this clause (g), clause (h), subclause (x)(ii) and subclause (x)(iii) below shall not exceed 30% of Consolidated EBITDA on a pro forma basis after giving effect to any related transaction in connection therewith and all customary pro forma events and adjustments,

(h) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, capacity increases, capacity utilization increases, efficiency improvements, operating expense reductions, integration, transition, facilities opening and pre-opening, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs and costs related to the closure or consolidation of facilities (without duplication of amounts in clause (f) above) and curtailments, costs related to entry into new markets, consulting and other professional fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to or losses on settlement of pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); provided the aggregate amounts added back to Consolidated EBITDA for any Relevant Period pursuant to this clause (h), clause (g) above, subclause (x)(ii) and subclause (x)(iii) below shall not exceed 30% of Consolidated EBITDA on a pro forma basis after giving effect to any related transaction in connection therewith and all customary pro forma events and adjustments,

(i) the amount of any permitted management, monitoring, consulting, transaction or advisory fees and related expenses paid to the Investors (or their respective affiliates or management companies),

(j) (i) the Transaction Costs and (ii) transaction fees, costs and expenses incurred (A) in connection with the consummation of any transaction (or any transaction proposed and not consummated) including, without limitation, equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts or the incurrence or repayment of indebtedness or similar transactions, (B) in connection with any IPO (whether or not consummated) or (C) to the extent reimbursable by third parties pursuant to indemnification provisions or similar agreements or insurance; provided, in respect of any fees, costs and expenses incurred pursuant to this clause (C), the Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarters),

(k) earn-out and contingent consideration obligations incurred or accrued in connection with any Permitted Acquisition or other investment and paid or accrued during the applicable period and on similar acquisitions completed prior to the Closing Date, to the extent such earn-out is deducted in calculating consolidated net income,

(l) to the extent not otherwise included in consolidated net income, business interruption insurance proceeds in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Borrower in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)),

(m) unrealized net gains/losses in the fair market value of any hedge arrangements and losses, charges and expenses attributable to the early extinguishment or conversion of indebtedness, hedge arrangements or other derivative instruments (including deferred financing expenses written off and premiums paid),

(n) the amount of any expense or deduction associated with any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties,

(o) (A) any charges or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case, to the extent such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the Borrower as a capital contribution or as a result of the sale or issuance of equity (other than disqualified equity) of the Borrower,

(p) unrealized or realized net foreign currency translation or transaction gains or losses impacting consolidated net income (including, without limitation currency remeasurements of indebtedness and any net gains or losses resulting from hedge agreements for currency exchange risk associated with the above or any other currency related risk),

(q) with respect to investments in any person (other than a subsidiary of the Borrower), net gains during such period to the extent received in cash or cash equivalents during such period (and not otherwise included in consolidated net income),

(r) effects of adjustments (including, without limitation, the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including, without limitation, in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof (other than any purchase accounting adjustments related to above-market or below-market leases),

(s) any one-time reduction in Consolidated EBITDA resulting from the Borrower’s one-time change in revenue recognition from a “milestone or completion basis” to a “straight-line recognition model,”

(t) any expense, charge, cost, accrual, reserve or loss in connection with any single or one-time event,

(u) any fees, costs and expenses incurred in connection with the implementation of ASC 606 and any non-cash losses or charges resulting from the application of ASC 606,

(v) any capitalized development costs,

(w) the net increase in consolidated deferred revenue less the net decrease in consolidated deferred revenue, and

(x) other add-backs and adjustments for (i) items set forth in the Projections (as defined below) and quality of earnings report delivered to the Commitment Parties on July 27, 2021 (the “QoE Report”), (ii) items of the type set forth in the Projections and the QoE Report (other than those items included in the immediately preceding subclause (i)) and (iii) items of the type set forth in any quality of earnings report prepared by an accounting firm of national standing (or other accounting firm reasonably acceptable to the Unitranche Required Lenders) delivered to the Unitranche Agent for acquisitions or similar investments following the Closing Date; provided the aggregate amounts added back to Consolidated EBITDA for any Relevant Period pursuant to clause (g) above, clause (h) above, subclause (x)(ii) and subclause (x)(iii), shall not exceed 30% of Consolidated EBITDA on a pro forma basis after giving effect to any related transaction in connection therewith and all customary pro forma events and adjustments;

For purposes of the Credit Documentation, any obligation of a person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such person under GAAP as in effect prior to December 31, 2018, shall not be treated as a capitalized lease as a result of the adoption of changes in GAAP or changes in the application of GAAP.

For purposes of calculating the Financial Covenant and other financial ratios (including any component definitions thereof), (a) pro forma effect will be given to acquisitions, investments, certain dispositions and specified transactions, including the Acquisition, restructurings, reorganizations, new or revised contracts, the acquisition, opening, launch, regulatory approval and/or development of any site, facility, product line or operation and certain other similar initiatives, (b) pro forma adjustments (certified by the chief financial officer or other equivalent officer) will be included for operating improvements, capacity increases, capacity utilization increases, efficiency improvements, restructurings, cost savings and similar initiatives and synergies in accordance with the definition of Consolidated EBITDA and subject to the limitations set forth therein, (c) Consolidated EBITDA shall include any pro forma EBITDA attributable to any person, property, business or asset acquired or to be acquired in connection with any permitted acquisition or similar investment beginning on the date any the definitive documentation with respect to such permitted acquisition or similar investment is executed and (d) the principal amount of any indebtedness not denominated in USD shall be converted into USD at the following exchange rates: (i) with respect to any indebtedness for which the Group has entered into interest rate and/or cross currency derivative, at the rate or level adjusted to take into account the effect of such derivative or (ii) with respect to all other indebtedness, the interest rate and/or exchange rate shall be consistent with the exchange rate methodology applied in the financial statements delivered by the Borrower; provided the Borrower shall in any event be entitled to utilize the same exchange rates as utilized in the calculation of Consolidated EBITDA for such Relevant Period.

Second Lien Incremental Facilities:	The Borrower or any Foreign Subsidiary will have the right, from time to time, on one or more occasions, to add one or more incremental term facilities and/or, solely in the case of the Borrower, increase the Second Lien PIK Term Facility (each, an “Incremental Second Lien Facility” and together with the Incremental Unitranche Facilities, the “Incremental Facilities”) in an aggregate principal amount (x) not to exceed the greater of (i) $252 million and (ii) an amount equal to 100% of Consolidated EBITDA, on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments, as of the most recent test period (the “Incremental Second Lien Starter Basket”) plus the unused portion, if any, of the General Debt Basket (less the aggregate principal amount of the Free and Clear Amounts), plus (y) all voluntary prepayments, repurchases or redemptions and commitment reductions of the Second Lien PIK Term Facility, Incremental Second Lien Facilities or Second Lien Incremental Equivalent Debt so applied in prepayment thereof and in each case, secured on a pari passu basis with the Second Lien PIK Term Facility prior to such time (including assignments to and purchases by the Borrowers or any restricted subsidiary, but excluding prepayments or repurchases made with the proceeds of long-term indebtedness (other than revolving loans)), and, in each case, limited to the amount actually paid in cash for such prepayment, repurchase or redemption, plus (z) an unlimited amount so long as in the case of this clause (z) after giving effect to such Incremental Second Lien Facility or Second Lien Incremental Equivalent Debt and after giving pro forma effect to any acquisition or investment consummated in connection therewith, (i) in the case of Incremental Second Lien Facilities or Second Lien Incremental Equivalent Debt, in each case, secured on the Collateral on a pari passu basis with the Second Lien PIK Term Facility or on a junior basis to the Second Lien PIK Term Facility, the Total Leverage Ratio does not exceed 11.90:1.00 and (ii) in the case of any unsecured Incremental Second Lien Facilities or Incremental Second Lien Facilities secured by assets not constituting Collateral, the Total Leverage Ratio does not exceed 12.15:1.00 (in the case of the foregoing clause, (z), calculated on a pro forma basis as of the most recently completed four consecutive fiscal quarters for which financial statements are internally available (so long as such financial statements are subsequently delivered to the Second Lien Agent prior to or concurrently with the incurrence of any such indebtedness), including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Second Lien Facility or any other concurrent incurrence of debt, provided that to the extent the proceeds of any such Incremental Second Lien Facility are to be used to repay indebtedness, there shall be no limit to the Borrower’s ability to give pro forma effect to such repayment of indebtedness), giving pro forma effect to any related transaction in connection therewith and all customary pro forma events and adjustments and assuming, in the case of any Incremental Unitranche Revolving Facility, a full drawing of such Incremental Unitranche Revolving Facility) (the “Incremental Second Lien Incurrence Test” and together with clauses

(x) and (y) above, the “Available Second Lien Incremental Amount”)) (it being understood that (A) the Borrower shall be deemed to have used amounts under clause (z) prior to utilization of amounts under clause (x) or (y), and the Borrower shall be deemed to have used amounts under clause (y) (to the extent compliant therewith) prior to utilization of amounts under clause (x), (B) loans may be incurred under clauses (x), (y) and (z) above, and proceeds from any such incurrence under clauses (x), (y) and (z) above, may be utilized in a single transaction by first calculating the incurrence under clause (z) above and then calculating the incurrence under clause (x) and (y) above), in each case on terms and conditions agreed by the Borrower and the relevant Incremental Second Lien Facility lenders and (C) any portion of any Incremental Second Lien Facility incurred under the Incremental Second Lien Starter Basket or any other provision of the Available Second Lien Incremental Amount shall be automatically reclassified as incurred under the Incremental Second Lien Incurrence Test if the Borrower meets the applicable leverage ratio under the Incremental Second Lien Incurrence Test on a pro forma basis ratio at any time subsequent to the incurrence of such Incremental Second Lien Facility; provided, that, at the time of the addition thereof:

(i) except to the extent provided below if the proceeds of any Incremental Second Lien Facility are being used to finance a Limited Condition Transaction (as defined below), no event of default under the Second Lien Credit Documentation exists or would exist after giving effect thereto;

(ii) subject to the Inside Maturity Baskets, any Incremental Second Lien Facility will have a final maturity date no earlier than any then- existing Second Lien PIK Term Loan Maturity Date;

(iii) subject to the Inside Maturity Baskets, the weighted average life to maturity applicable to each Incremental Second Lien Facility shall not be shorter than the weighted average life to maturity of the then- existing Second Lien PIK Term Facility (without giving effect to any prepayments that would otherwise modify the weighted average life to maturity of the Second Lien PIK Term Facility);

(iv) the interest rate, prepayment premiums, interest rate floor (if any), currency, fees (if any) and (subject to clause (iii)) amortization schedule applicable to any Incremental Second Lien Facility will be determined by the Borrower and the lenders providing such Incremental Second Lien Facility and, in the case of any Incremental Second Lien Facility or Second Lien Incremental Equivalent Debt (as defined below) in the form of Indebtedness that is pari passu with the Second Lien PIK Term Loans in right of payment and with respect to security on the Collateral (the “Qualifying Second Lien Indebtedness”), the resulting yield will not be more than 0.50% higher than the corresponding yield applicable to the Second Lien PIK Term Loans, as applicable, unless the yield with respect to the Second Lien PIK Term Loans is adjusted to be equal to the yield with respect to the relevant Incremental Second Lien Facility, minus, 0.50%; provided, that in determining the applicable yield: (w) OID or upfront fees paid by the Borrower in connection with such Incremental Second Lien Facility or the Second Lien PIK Term Facility, as the case may be (based on a four (4) year average life to maturity) shall be included, (x) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their affiliates) in their respective capacities as such in connection with the applicable existing Second Lien PIK Term Facility or to one or more arrangers (or their affiliates) in their capacities as such applicable to such Second Lien PIK Term Facility shall be excluded and (y) if such Incremental Second Lien Facility includes any “LIBOR” interest rate floor greater than that applicable to the applicable Second Lien PIK Term Facility on the date of determination, such excess amount shall be equated to interest margin for determining the increase;

(v) any Incremental Second Lien Facility will rank pari passu or junior in right of payment and pari passu or junior with respect to security on the Collateral with the Second Lien PIK Term Facility or may be unsecured (and to the extent secured or subordinated in right of payment or security, will be subject to intercreditor arrangements reasonably satisfactory to the Second Lien Required Lenders);

(vi) except as provided above or below, any Incremental Second Lien Facility shall be on terms agreed with the lenders under such Incremental Facility and pursuant to documentation consistent with the Second Lien PIK Term Facility or otherwise reasonably acceptable to the Second Lien Required Lenders (it being understood that no consent shall be required from the Second Lien Required Lenders for terms or conditions that are more restrictive than the Second Lien PIK Term Facility if the existing lenders receive the benefit of such terms or conditions or to the extent that they apply solely to periods after the latest final maturity date of the relevant Second Lien PIK Term Loans existing at the time such Incremental Second Lien Facility is incurred); and

(vii) any Incremental Second Lien Facility and Second Lien Incremental Equivalent Debt shall not be guaranteed by any subsidiaries of the Borrower other than the Subsidiary Guarantors (unless such subsidiary shall substantially concurrently become a Subsidiary Guarantor) and, if secured, shall not be secured by any assets other than the Collateral to the extent any Incremental Second Lien Facility or any Second Lien Incremental Equivalent Debt is issued or incurred by a Foreign Subsidiary, then (A) such Foreign Subsidiary shall have joined the Credit Documentation as a Loan Party (or shall substantially concurrently become a Loan Party) by providing a guarantee of the Borrower Obligations and granting a security interest in its assets to secure the Borrower Obligations and (B) such Incremental Second Lien Facility or Second Lien Incremental Equivalent Debt may be secured by assets of Foreign Subsidiaries and guaranteed by Foreign Subsidiaries to the extent agreed between such Foreign Subsidiary and the lenders providing such

Incremental Second Lien Facility or Second Lien Incremental Equivalent Debt and solely to the extent such Foreign Subsidiary provides a concurrent guarantee of the Second Lien PIK Term Facility.

(viii) Any Incremental Second Lien Facility may be provided by existing Second Lien PIK Lenders or other persons who become Second Lien PIK Lenders in connection therewith if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of Second Lien PIK Term Loans or commitments, as applicable, to such person; provided, that Second Lien PIK Lenders on the Closing Date shall be offered in the first instance a right to participate in such Incremental Second Lien Facility (to be offered at least 15 Business Days prior to the proposed funding date and accepted within 5 Business Days thereafter) as long as such Second Lien PIK Lenders collectively hold more than 50% of all outstanding Loans provided for hereunder (the “Second Lien Right of First Refusal”); no such existing Second Lien PIK Lender will be obligated to provide any such Incremental Second Lien Facility; provided further, that the Second Lien Right of First Refusal shall not apply to an incurrence of Second Lien Incremental Equivalent Debt.

The proceeds of any Incremental Second Lien Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions (as defined below) and other investments and any other use not prohibited by the Second Lien Credit Documentation.

In addition, the Borrower or any Foreign Subsidiary may, in lieu of adding Incremental Second Lien Facilities, utilize any part of the Available Second Lien Incremental Amount at any time by issuing or incurring Second Lien Incremental Equivalent Debt (as defined below), subject to no event of default (except to the extent provided below if the proceeds of any Second Lien Incremental Equivalent Debt are being used to finance a Limited Condition Transaction) and entering into intercreditor documentation reasonably acceptable to the Second Lien Required Lenders and the Borrower, if applicable.

“Second Lien Incremental Equivalent Debt” means indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed (and which shall constitute usage of) the then-available Available Second Lien Incremental Amount, consisting of senior secured first lien notes and/or term loans or junior lien term loans or notes, subordinated term loans or notes or senior unsecured term loans or notes, or any bridge facility, in each case, issued or incurred in (x) a public offering, Rule 144A or other private placement or (y) a bridge facility or in a syndicated loan financing or otherwise in lieu of an Incremental Second Lien Facility, in each case, on terms and conditions that are customary as of the date of incurrence thereof; provided, that (a) such Second Lien Incremental Equivalent Debt (other than Qualifying

Second Lien Indebtedness) will not be subject to the MFN Provisions or the Second Lien Right of First Refusal, (b) subject to the Inside Maturity Baskets, the maturity date of such Second Lien Incremental Equivalent Debt will be no earlier than the maturity date of the Second Lien PIK Term Facility, (c) subject to the Inside Maturity Baskets, the weighted average life to maturity of such Second Lien Incremental Equivalent Debt may not be shorter than the remaining weighted average life to maturity of the Second Lien PIK Term Facility, (d) if such Second Lien Incremental Equivalent Debt (i) is secured equally and ratably with the Second Lien PIK Term Facility or by liens that are junior to the liens securing the Second Lien PIK Term Facility, such Second Lien Incremental Equivalent Debt will be subject to customary intercreditor arrangements consistent with the Second Lien Documentation Considerations or otherwise reasonably satisfactory to the Second Lien Required Lenders and the Borrower, (ii) is guaranteed, except as set forth in clause (iii) below, such Second Lien Incremental Equivalent Debt may not be guaranteed by any subsidiary which is not a Loan Party and (iii) to the extent any Second Lien Incremental Equivalent Debt is issued or incurred by a Foreign Subsidiary, then such Second Lien Incremental Equivalent Debt may be secured by assets of Foreign Subsidiaries and guaranteed by Foreign Subsidiaries to the extent agreed between such Foreign Subsidiary and the lenders providing such Second Lien Incremental Equivalent Debt and (e) if such Second Lien Incremental Equivalent Debt (i) is secured equally and ratably with the Second Lien PIK Term Facility, the other terms and conditions (excluding those referenced in clauses (a) through (d) above) of such Second Lien Incremental Equivalent Debt shall be substantially similar to those applicable to the Second Lien PIK Term Loans or otherwise reasonably acceptable to the Second Lien Required Lenders; provided, that the covenants, events of default and mandatory prepayments of such Second Lien Incremental Equivalent Debt, if not consistent with the terms of the Second Lien PIK Term Loans, either (x) shall not be more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Second Lien PIK Term Loans (other than with respect to economic terms and redemption provisions) unless the Borrower offers to include such more restrictive terms in the Second Lien PIK Term Facility or any such provisions apply after the latest final maturity date of the relevant Second Lien PIK Term Loans existing at the time such Second Lien Incremental Equivalent Debt is incurred or (y) shall otherwise be on market terms (as reasonably determined by the Borrower in good faith).

Unitranche Refinancing Facility:	The Borrower shall have the right to refinance and/or replace the Loans under the Term Facility (and loans under any Incremental Unitranche Term Facility) and/or Loans and commitments under the Revolving Facility (and loans and commitments under any Incremental Unitranche Revolving Facility) in whole or in part with (x) one or more new term facilities (each, a “Unitranche Refinancing Term Facility”) or new revolving credit facilities (each, a “Unitranche Refinancing Revolving Facility” and, together with any Unitranche Refinancing Term Facility, a “Unitranche Refinancing Facility” or the “Unitranche Refinancing Facilities”) under the Unitranche Credit Documentation with the consent of the Borrower and the institutions providing such Unitranche Refinancing Facility and/or (y) one or more series of notes or loans, in the case of each of clauses (x) and (y), that will be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the Credit Facilities or be unsecured (such notes or loans, the “Unitranche Refinancing Notes”); provided, that (a) any Unitranche Refinancing Facility or issue of Unitranche Refinancing Notes that is pari passu or junior with respect to the security on the Collateral shall be subject to a customary intercreditor agreement consistent with the Documentation Considerations, (b) no Unitranche Refinancing Term Facility or Unitranche Refinancing Notes shall mature prior to the latest maturity date of the Credit Facilities being refinanced or replaced, and, in the case of the Term Facility, no Unitranche Refinancing Term Facility or Unitranche Refinancing Notes shall have a shorter weighted average life to maturity than the Loans under such Unitranche Facility being refinanced or replaced, (c) no Unitranche Refinancing Revolving Facility shall mature (or require commitment reductions) prior to the maturity date of the Revolving Loans or commitments being refinanced, (d) such Unitranche Refinancing Facility or Unitranche Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto, (e) if any such Unitranche Refinancing Facility or series of Unitranche Refinancing Notes is secured, it shall not be secured by any assets other than the Collateral (unless such assets substantially concurrently become a part of the Collateral), (f) if any such Unitranche Refinancing Facility or series of Unitranche Refinancing Notes is guaranteed, it shall not be guaranteed by any subsidiaries of the Borrower other than the Subsidiary Guarantors (unless such subsidiary shall substantially concurrently become a Subsidiary Guarantor), (g) the other terms and conditions (excluding those referenced in clauses (b) through (f) above) of such Refinancing Facility or Unitranche Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Unitranche Refinancing Facility or Unitranche Refinancing Notes than, those applicable to the Term Loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Term Loans or commitments existing at the time of such refinancing or replacement) or such terms shall be on current market terms for such type of indebtedness, (h) the aggregate principal amount of any Unitranche Refinancing Facility or any Unitranche Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, underwriting discounts, commissions, fees and expenses or to the extent otherwise permitted under the Unitranche Credit Documentation (including any such additional amount constituting a utilization of a then available basket) and (i) the Unitranche Credit Documentation will contain certain provisions to govern the pro rata payment, borrowing, participation and commitment reduction of any Unitranche Refinancing Revolving Facility and any Incremental Unitranche Revolving Facility then existing.

Second Lien Refinancing Facility:	The Borrower shall have the right to refinance and/or replace the Second Lien PIK Term Loans (and loans under any Incremental Second Lien Facility) in whole or in part with (x) one or more new term facilities (each, a “Second Lien Refinancing Facility”) under the Second Lien Facility Documentation with the consent of the Borrower and the institutions providing such Second Lien Refinancing Facility and/or (y) one or more series of notes or loans, in the case of each of clauses (x) and (y), that will be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the Second Lien PIK Term Facility or be unsecured (such notes or loans, the “Second Lien Refinancing Notes”); provided that (a) any Second Lien Refinancing Facility or issue of Second Lien Refinancing Notes that is pari passu or junior with respect to the security shall be subject to a customary intercreditor agreement the material terms of which shall be reasonably acceptable to the Second Lien Agent and the Borrower, (b) no Second Lien Refinancing Facility or Second Lien Refinancing Notes shall mature prior to the latest maturity date of the Second Lien PIK Term Facility being refinanced or replaced and no Second Lien Refinancing Facility or Second Lien Refinancing Notes shall have a shorter weighted average life to maturity than the Second Lien PIK Term Loans under such Second Lien PIK Term Facility being refinanced or replaced, (c) such Second Lien Refinancing Facility or Second Lien Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto, (d) if any such Second Lien Refinancing Facility or series of Second Lien Refinancing Notes is secured, it shall not be secured by any assets other than the Collateral (unless such assets substantially concurrently become a part of the Collateral), (e) if any such Second Lien Refinancing Facility or series of Second Lien Refinancing Notes is guaranteed, it shall not be guaranteed by any subsidiaries of the Borrower other than the Subsidiary Guarantors (unless such subsidiary shall substantially concurrently become a Subsidiary Guarantor), (f) the other terms and conditions (excluding those referenced in clauses (b) through (e) above) of such Second Lien Refinancing Facility or Second Lien Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Second Lien Refinancing Facility or Second Lien Refinancing Notes than, those applicable to the Second Lien PIK Term Loans being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the relevant Second Lien PIK Term Loans existing at the time of such refinancing or replacement) or such terms shall be current market terms for such type of indebtedness and (g) the aggregate principal amount of any Second Lien Refinancing Facility or any Second Lien Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced therewith, plus interest, premiums, underwriting discounts, commissions, fees and expenses or to the extent otherwise permitted under the Second Lien Credit Documentation (including any such additional amount constituting a utilization of a then available basket).

CERTAIN PAYMENT PROVISIONS

Interest Rates Provisions:	As set forth on Annex I hereto.

Closing Fees and Closing Payments:	As set forth in the Fee Letters.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced, in whole or in part, without premium or penalty (except as set forth under the heading “Prepayment Premium” below), in minimum amounts to be agreed, at the option of the Borrower at any time upon one (1) business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined on Annex I hereto), three (3) business days’) prior notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans shall be applied to the installments of the Term Loans as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

Prepayment Premium:	Term Facility:

Prior to the second anniversary of the Closing Date, all optional prepayments of Unitranche Term Loans and all mandatory prepayments of Unitranche Term Loans (x) set forth in paragraphs (a) and (b) of the section entitled “Mandatory Prepayment” below, (y) in the case of any mandatory assignment pursuant to the “yank-a-bank” provisions in connection with any amendment to waive the Call Premium or (z) pursuant to an acceleration of the Obligations for any reason, in whole or in part, will be subject to the following “prepayment” premiums (expressed as a percentage of the outstanding principal amount of the Term Facility so prepaid, repaid, accelerated or subject to such “yank- a-bank” provisions) (the “Call Premium”):

	Period	Percentage

	Prior to first anniversary of the Closing Date:	3.00%

On or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date:	1.00%

Thereafter:	None

Second Lien PIK Term Facility:

Prior to the third anniversary of the Closing Date, all optional prepayments of Second Lien PIK Term Loans and all mandatory prepayments of Second Lien PIK Term Loans (x) set forth in paragraphs (a) and (b) of the section entitled “Mandatory Prepayment” below, (y) in the case of any mandatory assignment pursuant to the “yank-a-bank” provisions in connection with any amendment to waive the Call Premium or (z) pursuant to an acceleration of the Obligations for any reason, in whole or in part, will be subject to the following “prepayment” premiums (expressed as a percentage of the outstanding principal amount of the Term Facility so prepaid, repaid, accelerated or subject to such “yank-a-bank” provisions) (the “Call Premium”):

Period	Percentage

Prior to second anniversary of the Closing Date:	Make Whole Amount

On or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date:	2.00%

Thereafter:	None

“Make-Whole Amount” means an amount equal to the aggregate of (a) the sum of all interest payments (including interest at the Default Rate if an Event of Default has occurred and is continuing at the time the Make-Whole Amount becomes due) that would have accrued or been due on the Loans prepaid, repaid, accelerated or subject to “yank-a- bank” provisions from and including the applicable date up to and including the two-year anniversary of the Closing Date, discounted to such applicable date on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate (to be defined in accordance with the Documentation Considerations) plus 0.50% plus (b) an amount equal to 2.00% of the aggregate amount of Loans so prepaid, repaid, accelerated or subject to “yank-a-bank” provisions.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans, in each case with carve-outs and exceptions consistent with the Documentation Considerations:

(a) 100% of the net cash proceeds of any incurrence of debt by the Borrower and its Restricted Subsidiaries (other than debt otherwise permitted under the Credit Documentation (other than indebtedness incurred pursuant to a Unitranche Refinancing Facility, Unitranche Refinancing Notes, Second Lien Refinancing Facility or Second Lien Refinancing Notes));

(b) 100% of the net cash proceeds (above a threshold to be agreed per fiscal year) of any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrower or any of its Restricted Subsidiaries, except for (i) sales or other dispositions of inventory in the ordinary course, (ii) sales or other dispositions of obsolete or worn-out property in the ordinary course, (iii) sales or other dispositions of property no longer useful in such person’s business in the ordinary course, and (iv) other customary exceptions to be agreed upon (subject to reinvestment of such proceeds in the business of the Borrower or its subsidiaries, including in acquisitions, investments or capital expenditures (or committed to be reinvested) (1) within 18 months following receipt (or if the Borrower or its subsidiaries have committed to reinvest such proceeds within such 18 month period reinvestment within six (6) months following such 18 month period) and (2) the 18 month period prior to the receipt of such proceeds); provided, that the foregoing percentage shall be reduced to (x) if, on the date the Borrower or its restricted subsidiaries receive such net cash proceeds, the First Lien Leverage Ratio as of the end of the most recent test period, on a pro forma basis but excluding the proceeds of such asset sale, is greater than or equal 8.55:1.00 but less than 8.80:1.00, 50% and (y) if, on the date the Borrower or its restricted subsidiaries receive such net cash proceeds, the First Lien Leverage Ratio as of the end of the most recent test period, on a pro forma basis but excluding the proceeds of such asset sale, is less than 8.55:1.00, 0%; and

(a) commencing with the first full fiscal year ending after the Closing Date, 50% of Excess Cash Flow (to be defined in accordance with the Documentation Precedent but in any event to take into account the provisions described below) for each fiscal year of the Borrower; provided, that (i) the foregoing percentage shall be reduced to 25% and 0% for any fiscal year with respect to which the First Lien Leverage Ratio (at the time of the respective payment) is equal to or less than 8.80:1.00 and 8.30:1.00, respectively, (ii) at the option of the Borrower, the amount of such required Excess Cash Flow prepayment amount shall be reduced dollar-for-dollar by the amount of voluntary prepayments of the Unitranche Term Loans, any Incremental Unitranche Facility, the Revolving Facility and any permitted indebtedness ranking pari passu with the Term Loans (including assignments to and purchases by the Borrower or any restricted subsidiary (which shall, in the case of below par buybacks, be credited in the amount of cash paid) and in the case of any revolving facility, to the extent accompanied by a permanent reduction of the relevant commitment), in each case made prior to any Excess Cash Flow prepayment date (but without duplication in any other Excess Cash Flow period and with carry-forward for any amounts in excess of the required Excess Cash Flow payment required for such period), and except to the extent financed with long-term indebtedness (other than revolving indebtedness), and (iii) at the option of the Borrower, the amount of such required Excess Cash Flow prepayment amount shall be reduced dollar-for-dollar by amounts used for capital expenditures, Permitted Acquisitions and certain other permitted investments (including investments in joint ventures) and, at the option of the Borrower, made prior to the date of such Excess Cash Flow prepayment (but without duplication in any other Excess Cash Flow period) or committed to be made during such fiscal year or prior to the date of such Excess Cash Flow prepayment (it being understood that to the extent such capital expenditure, acquisition, investment or restricted payment is not actually made as committed in the subsequent four (4) fiscal quarters, such amount shall increase the Excess Cash Flow prepayment for such subsequent four (4) fiscal quarters on a dollar for dollar basis) (except to the extent financed with long-term indebtedness (other than revolving indebtedness)); provided, further, that prepayments shall only be required under this clause (c) if the required Excess Cash Flow prepayment amount, after giving effect to the deductions above, is in excess of $10 million (with only amounts in excess of $5 million required to be prepaid); provided, further, that for purposes of determining the applicable Excess Cash Flow percentage above, the First Lien Leverage Ratio, shall be recalculated to give pro forma effect to all such prepayments and expenditures set forth in clauses (ii) and (iii) above that are made after the end of the applicable fiscal year but prior to the making of such Excess Cash Flow prepayment.

The Second Lien Credit Documentation will provide that the step- downs with respect to the percentage of Excess Cash Flow and asset sale proceeds required to be used to prepay the Second Lien PIK Term Loans will be based on the Senior Secured Leverage Ratio (with step- downs to (x) in the case of clause (b) above, 50% and 0% at 8.80:1.00 and 8.55:1.00, respectively, and (y) in the case of clause (c) above, 25% and 0% at 8.80:1.00 and 8.30:1.00, respectively) rather than the First Lien Leverage Ratio. As used herein, “Senior Secured Leverage Ratio” means the ratio of (i) consolidated senior secured debt (comprised of third party debt for borrowed money, purchase money indebtedness, capitalized lease obligations and unreimbursed drawings under letters of credit of the Borrower and its Restricted Subsidiaries that are secured by the Collateral) net of (x) unrestricted cash and cash equivalents (whether or not held in a pledged account) and (y) cash and cash equivalents restricted in favor of the Credit Facilities (which may also include cash and cash equivalents securing other indebtedness for borrowed money secured by a lien on the Collateral along with the Credit Facilities so long as such lien is subject to an intercreditor agreement consistent with the Documentation Considerations), in each case, in respect of the Borrower and its Restricted Subsidiaries and such unrestricted cash and restricted cash and cash equivalents to be determined in accordance with generally accepted accounting principles to (ii) trailing four-quarter Consolidated EBITDA.

Mandatory prepayments (other than from proceeds of any Second Lien Refinancing Facility or Second Lien Refinancing Notes, which shall at all times be applied to repay Second Lien PIK Term Loans) of the Unitranche Term Loans shall be applied without premium or penalty (except as provided above), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar borrowings other than on the last day of the relevant interest period, on a pro rata basis to the Unitranche Term Loans and any Incremental Unitranche Term Facility and to the installments thereof as directed by the Borrower (or in the absence of direction from the Borrower in the direct order of maturity).

No mandatory prepayments of the Second Lien PIK Term Loans shall be required until amounts outstanding under the Term Facility (and any Incremental Unitranche Facilities or Unitranche Refinancing Facilities) have been paid in full and all commitments thereunder terminated, other than with Declined Proceeds as described below.

All mandatory prepayments, to the extent attributable to Foreign Subsidiaries, are subject to permissibility under local law (e.g., financial assistance, corporate benefit, restrictions on up-streaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant subsidiaries); provided, that the Borrower shall use commercially reasonable efforts to take all actions required by applicable local law to permit such repatriation. Further, if the Borrower and its Restricted Subsidiaries determine in good faith that they would incur a material and adverse tax liability (including any withholding tax) if all or a portion of the amounts described in clause (b) or (c) of the first paragraph of this section (Mandatory Prepayments) attributable to a Foreign Subsidiary were up-streamed or transferred as a distribution or dividend (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as upstreaming or transferring such Restricted Amount would no longer result in a material and adverse tax liability.

Any Unitranche Lender (each a “Unitranche Declining Lender”) may elect not to accept any mandatory prepayment, but in the case of clause (a) above, solely to the extent not representing a refinancing of the Unitranche Term Loans. Any prepayment amount declined by a Unitranche Declining Lender shall be offered to the Lenders under the Second Lien PIK Term Facility. Any Second Lien PIK Lender (each a “Second Lien Declining Lender”) may elect not to accept any mandatory prepayment (including any offer resulting from prepayments declined by Unitranche Declining Lenders), but solely to the extent not representing a refinancing of the Second Lien PIK Term Loans. Any prepayment amount declined by a Second Lien Declining Lender may be retained by the Borrower as “Declined Proceeds” and will be an addition to the Available Basket.

The Revolving Loans and Swingline Loans shall be prepaid and the Letters of Credit shall be cash collateralized or otherwise “backstopped” or replaced to the extent all such extensions of credit under the Revolving Facility exceed the Revolving Commitments.

COLLATERAL:

Subject to the Certain Funds Provision and the provisions of the immediately following paragraphs, the Borrower Obligations and the obligations of each other Loan Party under the Guaranty shall be secured by: a perfected first-priority (in the case of the Unitranche Facilities and the Guarantees in respect thereof) or second priority (in the case of the Second Lien PIK Term Facility and the Guarantees in respect thereof) security interest (subject to permitted liens and other exceptions to be set forth in the Credit Documentation, including, without limitation, liens expressly permitted to exist on the Closing Date pursuant to the Acquisition Agreement after giving effect to the Refinancing and otherwise set forth below) in substantially all of the Loan Parties’ tangible and intangible assets now owned or hereafter acquired (including, without limitation, a pledge of (i) prior to any Qualifying IPO of the Borrower, the capital stock of the Borrower owned by Holdings and (ii) the capital stock of each Loan Party’s wholly-owned direct subsidiaries, but limited, in the case of voting capital stock of CFCs or CFC Holdcos, to a pledge of 65% of such voting capital stock) (the “Collateral”).

Notwithstanding the foregoing, the Collateral will exclude (a) all leasehold interests in real property, (b) all fee-owned real property with a fair market value of less than an amount to be agreed (such fair market value to be as reasonably estimated by the Borrower), (c) interests in partnerships, joint ventures and non-wholly-owned subsidiaries which cannot be pledged without the consent of one or more third parties, other than Holdings and its Subsidiaries (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (d) the capital stock of Immaterial Subsidiaries (except to the extent perfection can be achieved with a UCC-1 financing statement), captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities used for permitted securitization facilities and Unrestricted Subsidiaries, (e) margin stock, (f) security interests to the extent the same would result in materially adverse tax consequences, as reasonably determined by the Borrower, (g) any property and assets the pledge of which would require governmental consent, approval, license or authorization (to the extent not obtained and after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (h) all foreign intellectual property (except with respect to any Foreign Subsidiary that is or becomes a Loan Party or to the extent perfection can be achieved with a UCC-1 financing statement) and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (i) [reserved], (j) motor vehicles and other assets subject to certificates of title to the extent a lien therein cannot be perfected by the filing of a UCC financing statement, letter of credit rights (other than to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement) and commercial tort claims below an agreed threshold, and (k) other exceptions to be agreed consistent with the Documentation Considerations (as defined below) and reasonably satisfactory to the Unitranche Required Lenders and the Second Lien Required Lenders, as applicable, and the Borrower.

Notwithstanding anything to the contrary contained herein, (a) the Loan Parties shall not be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent (i) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Unitranche Required Lenders or the Second Lien Required Lenders, as applicable, or (ii) the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition or applicable law or, in the case of assets consisting of licenses, agreements or similar contracts, to the extent the grant of security therein would violate the terms of such license, agreement or similar contract relating to such asset (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (b) other than with respect to any Foreign Subsidiary that is or becomes a Loan Party, no actions shall be required in order to create or perfect any security interest outside of the United States in any assets located outside of the United States and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches shall be required, (c) any required mortgages will be permitted to be delivered after the Closing Date in accordance with the Certain Funds Provision, (d) the Loan Parties shall not be required to seek or obtain any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (e) no actions shall be required to be taken to perfect in: (i) assets requiring perfection through control agreements or other control arrangements (other than control of pledged capital stock and pledged debt to the extent otherwise required above), it being understood and agreed that the Loan Parties shall not be required to take any actions or enter into any control agreements, with respect to cash and cash equivalents, deposit, securities and commodities accounts (including securities entitlements and related assets); (ii) vehicles and any other assets subject to certificates of title; (iii) commercial tort claims below an agreed threshold; and (iv) letter of credit rights to the extent not perfected by the filing of a UCC financing statement.

In addition to the Intercreditor Agreement (as defined below) with respect to the Second Lien PIK Term Facility, the Credit Documentation will provide for customary intercreditor arrangements (a) that will allow (at the Borrower’s option) for additional debt that is permitted to be incurred and secured under the Unitranche Credit Documentation to be secured by a lien on the Collateral on a pari passu or junior basis with the Unitranche Facilities, subject to the limitations contained herein and (b) the material terms of such intercreditor arrangements shall be consistent with the Documentation Considerations.

Intercreditor Agreements:	The lien priority, relative rights and other creditors’ rights issues in respect of the Unitranche Facilities and the Second Lien PIK Facility will be set forth in a customary intercreditor agreement which shall be no worse for the Unitranche Lenders and the Second Lien PIK Lenders than the precedent identified to the Unitranche Lenders and the Second Lien PIK Lenders as “eRT” or such other precedent of recent similar transactions of portfolio companies of the Sponsor as may be mutually agreed between the Borrower, the Unitranche Lenders and the Second Lien PIK Lenders and is consistent with the Documentation Considerations (the “Intercreditor Agreement”), and which shall be reasonably satisfactory to the Borrower, the Unitranche Required Lenders and the Second Lien Required Lenders; provided that the following changes from the eRT precedent shall be made: the proviso at the end of “Enforcement Action” shall be removed.

Priority:	The Credit Documentation shall provide that the Revolving Facility, any Incremental Unitranche Revolving Facility (as permitted above) and any pari passu Unitranche Refinancing Revolving Facility in respect thereof, secured hedge obligations up to $125 million and secured cash management obligations up to $85 million shall constitute super senior obligations (“Super Senior Obligations”) and shall be repaid in full in cash before the repayment of the Term Loans in substantially the same manner as set forth in the Documentation Precedent. In addition, the Unitranche Credit Documentation shall include a DIP financing cap in an amount up to 110% of the Super Senior Obligations permitted to be incurred under the Credit Documentation without the consent of any Term Lender.

CERTAIN CONDITIONS

Post-Closing Conditions:	The making of each Revolving Loan and the issuance, amendment, modification, renewal or extension of a Letter of Credit (other than any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) after the Closing Date, in each case, shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation (except to the extent qualified by materiality, in which case such representations and warranties shall be true and correct in all respects), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) delivery of a customary borrowing notice or request for issuance of a Letter of Credit, as applicable, subject to, in the case of clauses (a) and (b), the limitations set forth in the section entitled “Limited Condition Transactions” hereof to the extent the proceeds of any Revolving Loan are being used to finance a Limited Condition Transaction.

The only conditions to the funding of the Delayed Draw Term Loans shall be (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation (subject to customary “SunGard” limitations in connection with any borrowing to finance an acquisition or similar investment), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit (limited to no payment or bankruptcy event of default at the time of, or after giving effect to the making of, such extension of credit in connection with any borrowing to finance an acquisition or similar investment), (c) delivery of a customary borrowing notice at least five (5) business days prior to the requested funding date (for purposes of each such borrowing notice, “business day” means any day other than a day on which commercial banks in New York, London or Luxembourg are permitted to be closed), subject to, in the case of clauses (a) and (b), the limitations set forth in the section entitled “Limited Condition Transactions” hereof to the extent the proceeds of any Delayed Draw Term Loan are being used to finance a Limited Condition Transaction, (d) payment of any Delayed Draw Unused Commitment Fees, as applicable, and (e) the Borrower being in compliance with a First Lien Leverage Ratio, on a pro forma basis, no greater than 9.30:1.00 (calculated without “netting” the cash proceeds thereof or any other incurrence of debt).

DOCUMENTATION

Unitranche Credit Documentation:

The definitive financing documentation for the Unitranche Facilities (the “Unitranche Credit Documentation”) shall be negotiated in good faith by the Borrower and the Unitranche Lenders and shall contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the Unitranche Lenders shall agree; it being understood and agreed that the Unitranche Lenders Credit Documentation shall: (a) not be subject to any conditions to the availability and initial funding of the Credit Facilities on the Closing Date other than as set forth on Exhibit C; (b) contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Exhibit B, in each case, applicable to the Borrower and its Restricted Subsidiaries (and Holdings in certain limited circumstances) and with standards, qualifications, thresholds and exceptions for materiality or otherwise and “baskets” and grace periods and cure periods, in each case, consistent (where applicable) with the Documentation Considerations (it being understood that certain exceptions that are subject to a monetary cap shall include a “builder” component based on a percentage of Consolidated EBITDA that is equivalent to the initial monetary cap on the Closing Date); (c) give due regard to (i) the operational and strategic requirements of the Borrower, the Target, and their respective subsidiaries in light of their consolidated capital structure and size (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower, the Target and their respective subsidiaries), in each case, after giving effect to the Transactions, (ii) the model delivered by the Sponsor on July 14, 2021 (as adjusted for changes reasonably agreed with the Commitment Parties) (the “Projections”), (iii) recent similar facilities or indebtedness involving affiliates of the Sponsor or other recent similar facilities or indebtedness for leveraged affiliates of top-tier sponsors and (iv) the geography of the Loan Parties; (d) give due regard to the provisions applicable to the Borrower and its subsidiaries in the Targets’ Existing Credit Agreement, (e) contain J Crew blockers (with respect to transfer of material IP from the Borrower and its Restricted Subsidiaries to Unrestricted Subsidiaries) and Chewy blockers (with respect to release of Guarantors as a result of such Guarantor becoming non-wholly owned subsidiaries not as a result of a bona fide transaction (it being understood and agreed that a bona fide transaction is where such Restricted Subsidiary becomes a bona fide joint venture where the other person taking an equity interest in such Restricted Subsidiary is not an Affiliate of the Borrower (other than as a result of such joint venture), and that any such release shall constitute an investment by the Borrower therein in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrowers’ equity interest therein (as reasonably estimated by the Borrowers)) and (f) be initially drafted by counsel to the Borrower and be substantially consistent with that certain First Lien Credit Agreement, dated as of February 4, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof) by and among, inter alios, Explorer Holdings, Inc., eResearchTechnology, Inc., and Goldman Sachs Bank USA, as the administrative agent (and the related guarantee agreements, security agreements and intellectual property security agreements executed and/or delivered in connection therewith) (the “Unitranche Documentation Precedent”) and negotiated in good faith by the Borrower and the Commitment Parties to finalize such Unitranche Credit Documentation, giving effect to the Certain Funds Provisions, as promptly as practicable after the acceptance of the Commitment Letter; provided that the Unitranche Documentation Precedent will be modified to remove (i) the contribution debt basket in Section 7.03(s) thereof, (ii) the proviso to Section 8.01(c) thereof providing that the administrative agent shall not be entitled to notify the Borrower of a default for actions taken and reported by the Borrower to the administrative agent and the lender more than two years prior to such notice of default and no default or event of default can occur as a result thereof and (iii) the net short provisions in Section 10.01 thereof (collectively, the “Documentation Considerations”).

The definitive documentation for the Second Lien PIK Term Facility (the “Second Lien Credit Documentation” and, together with the Unitranche Credit Documentation, the “Credit Documentation”) will be substantially identical to the Unitranche Credit Documentation; provided, that (i) the dollar baskets and dollar thresholds for negative covenants and events of default in the Second Lien Credit Documentation shall be set with a cushion of 25% to the corresponding dollar baskets and dollar thresholds for the same negative covenants and events of default under the Unitranche Facilities and (ii) each incurrence-based test conditioned upon the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and/or the Total Leverage Ratio will be set at a level that is 0.25x greater than the level applicable to such ratio in the Unitranche Credit Documentation (except, to the extent such incurrence based test pertains to indebtedness or liens that are secured on a senior or pari passu basis to the Second Lien PIK Term Facility).

Representations and Warranties:	Limited to the following: organizational existence, qualification and power; organizational power and authority; due authorization, execution and delivery of the Credit Documentation; enforceability of the Credit Documentation; no conflicts of the Credit Documentation with applicable law, organizational documents or contractual obligations; compliance with laws; financial statements; no Material Adverse Effect (as defined below); capitalization of subsidiaries as of the Closing Date; compliance with law; governmental and third party approvals and consents (as such approvals and consents pertain to the Credit Documentation); environmental matters; employee benefit plans; litigation; ownership of property (including intellectual property/license); liens; taxes; subsidiaries/equity interests; Federal Reserve margin regulations; Investment Company Act; disclosure; OFAC and other sanctions matters; FCPA and other anti-bribery matters; the PATRIOT Act and anti-terrorism laws; use of proceeds; accuracy of disclosure as of the Closing Date; solvency (to be defined in a manner consistent with Annex I to Exhibit C) of the Borrower and its subsidiaries, taken as a whole, on the Closing Date; and the creation, validity, perfection and priority of security interests; but in all respects limited on the Closing Date to the Specified Acquisition Agreement Representations and the Specified Representations.

The foregoing representations and warranties shall apply to the Borrower and its Restricted Subsidiaries and, in the case of certain representations and warranties, Holdings, and (except with respect to organizational existence of the Borrower, organizational power and authority of the Borrower, due authorization, execution and delivery of the Credit Documentation, enforceability of the Credit Documentation, no conflicts of the Credit Documentation with organizational documents, financial statements, capitalization of subsidiaries as of the Closing Date, Federal Reserve margin regulations, Investment Company Act, OFAC and other sanctions matters, FCPA and other anti-bribery matters, the PATRIOT Act, anti-terrorism laws, use of proceeds, accuracy of disclosure as of the Closing Date, solvency of the Borrower and its subsidiaries, taken as a whole, on the Closing Date and the creation, validity and perfection of security interests) shall be subject to exceptions that would not reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means (a) on the Closing Date, a Company Material Adverse Effect (as defined in the Acquisition Agreement) and (b) after the Closing Date, a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Unitranche Agent or the Second Lien Agent, as applicable or the Collateral Agent under the Unitranche Credit Documentation or Second Lien Credit Documentation, as applicable or (iii) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Unitranche Credit Documentation or Second Lien Credit Documentation, as applicable.

Affirmative Covenants:	Limited to the following: deliver annual audited financial statements within 180 days after December 31, 2021 and December 31, 2022, and thereafter, deliver audited annual financial statements within 120 days after the end of each fiscal year, in each case, accompanied by an opinion of an independent accounting firm that is not subject to qualifications as to scope of such audit, but that may contain a “going concern” statement that is due to (i) the impending maturity within twelve (12) months of any indebtedness, (ii) the breach or impending breach of any financial covenant or (iii) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary; delivery of quarterly unaudited financial statements (for each of the first three (3) fiscal quarters of each fiscal year) within 75 days of the end of the first four fiscal quarters following the Closing Date and thereafter, 60 days following the end of each fiscal quarter (together, in the case of such annual and quarterly financial statements, with customary management discussion and analysis narratives with respect to such audited or unaudited financial statements); delivery of an annual budget within 120 days of the end of each fiscal year (or within 180 days for the fiscal year ending December 31, 2021 and December 31, 2022); delivery of compliance certificates, delivery of customary officers’ certificates and other information reasonably requested by a Lender, as the case may be; notices of default and certain other events that would reasonably be expected to have a Material Adverse Effect; maintenance of books and records; maintenance of existence; compliance with laws (including ERISA and environmental laws); OFAC and other sanctions matters; FCPA and other anti-bribery matters; the PATRIOT Act and anti-terrorism laws; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); payment of material taxes; right of the Unitranche Agent at the direction of the Unitranche Required Lenders or the Second Lien Agent at the direction of the Second Lien Required Lenders, as the case may be, to inspect property and books and records (subject to frequency and cost reimbursement limitations); use of proceeds; designation of Unrestricted Subsidiaries; quarterly lender calls (it being understood that there shall be one quarterly call for Lenders under both the Unitranche Facilities and the Second Lien PIK Term Facility); and further assurances on guaranty and Collateral matters (including, without limitation, with respect to additional guarantees and security interests in after-acquired property), subject to the parameters set forth under “COLLATERAL” above.

The foregoing affirmative covenants shall apply to the Borrower and its Restricted Subsidiaries and, in the case of certain affirmative covenants, Holdings, and shall be subject to exceptions and qualifications consistent with the Documentation Considerations.

Financial Covenant:	Term Facility and Second Lien PIK Term Facility: None.

Revolving Facility: A maximum Super Senior Net Leverage Ratio shall be applicable to the Revolving Facility only under the circumstances set forth below (the “Financial Covenant”).

The Financial Covenant shall be tested only in the event that on the last day of each fiscal quarter of the Borrower, the aggregate amount of outstanding Revolving Loans (including the Swingline Loans and letters of credit, but excluding, (i) cash collateralized letters of credit, (ii) other outstanding undrawn letters of credit in an aggregate amount of $5 million, and/or (iii) for purposes of the first three testing quarters following the Closing Date, any Revolving Loans drawn on the Closing Date to fund the Transactions) exceed 42.5% of the Revolving Commitments (with measurement to commence with the third full fiscal quarter after the Closing Date and to be determined as of the last day of each fiscal quarter thereafter, in each case, to the extent applicable). The Financial Covenant level will be set at 2.00:1.00 with no step-downs.

The cash proceeds of a sale of, or contribution to, equity (which equity shall be common equity, “qualified” preferred equity or other equity (such “qualified” preferred equity or other equity to be on terms reasonably acceptable to the Unitranche Required Lenders) of Holdings (contributed, in turn, as cash common equity to the Borrower) on or after the beginning of the applicable fiscal quarter and on or prior to the day that is ten (10) business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (a) in each 4 consecutive fiscal quarter period, there shall be no more than 2 fiscal quarters in which a Specified Equity Contribution is made, (b) no more than 5 Specified Equity Contributions may be made in the aggregate,

(c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant and (d) the Specified Equity Contribution shall be counted only as Consolidated EBITDA and solely for the purpose of compliance with the Financial Covenant and shall not be included for any other purposes during any fiscal quarter in which it is otherwise included in Consolidated EBITDA (including by netting cash or by increasing availability under any baskets) except that any actual reduction of the principal amount of indebtedness with proceeds of Specified Equity Contributions after the applicable fiscal period with respect to which such Specified Equity Contributions are made shall be given effect; provided further that there shall be no requirement to apply such Specified Equity Contributions, if any, to the prepayment of any indebtedness. The Credit Documentation will contain a standstill provision with regard to the exercise of remedies related solely to any breach of the Financial Covenant default during the period in which any Specified Equity Contribution will be made after delivery of written notice to the Unitranche Agent of the Borrower’s intention to cure the Financial Covenant with the proceeds of the Specified Equity Contribution; provided that no borrowings under the Revolving Facility shall be made and no letters of credit shall be issued during such period until such Specified Equity Contribution is actually made.

“Super Senior Net Leverage Ratio” means the ratio of (i) Revolving Loans and other revolving loans under the Credit Documentation constituting Super Senior Obligations net of (x) unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries and (y) cash and cash equivalents of the Borrower and its Restricted Subsidiaries restricted in favor of the Credit Facilities (which may also include cash and cash equivalents of the Borrower and its Restricted Subsidiaries securing other indebtedness for borrowed money secured by a lien on the Collateral along with the Credit Facilities so long as such lien is subject to an intercreditor agreement consistent with the Documentation Considerations), in each case, such unrestricted cash and restricted cash and cash equivalents to be determined in accordance with generally accepted accounting principles) to (ii) trailing four-quarter Consolidated EBITDA.

Limited Condition Transactions:	In the case of the incurrence of any indebtedness (including, for the avoidance of doubt, in connection with the incurrence of any Incremental Facility or Delayed Draw Term Loans) or liens or the making of any Permitted Acquisitions or other investments, restricted payments, Restricted Debt Payments or asset sales in connection with a Limited Condition Transaction (as defined below), at the Borrower’s option, the relevant ratios and baskets shall be determined, and any default or event of default blocker shall be tested, (A) in the case of any acquisition or similar investment, as of the date either (i) the definitive acquisition agreements for such Limited Condition Transaction are entered into or (ii) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers or other foreign statutes of similar import applies, the date of which a “Rule 2.7 announcement” or announcement of similar import of a firm or otherwise binding intention to make an offer (a “Binding Offer”) in respect of a target of a Limited Condition Transaction and, in each case, calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date, (B) in the case of any restricted payment, at the time of the declaration of such restricted payment after giving effect to the relevant restricted payment on a pro forma basis, (C) in the case of any indebtedness or lien in connection therewith, at the time of entry into the commitment for such indebtedness or lien after giving effect to the relevant indebtedness on a pro forma basis and/or (D) in the case of any restricted debt payment, at the time of delivery of notice (which may be conditional) with respect to such restricted debt payment after giving effect to the relevant restricted debt payment on a pro forma basis; provided, that if the Borrower has made such an election, in connection with the calculation of any ratio (other than for purposes of calculating compliance with the Financial Covenant) or basket with respect to the incurrence of any debt (including any Incremental Facilities or Delayed Draw Term Loans) or liens, or the making of any Permitted Acquisitions or other investments, restricted payments, Restricted Debt Payments or asset sales on or following such date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement or, as applicable, the offer in respect of a Binding Offer for such Limited Condition Transaction is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated.

As used herein, “Limited Condition Transaction” means (x) any acquisition or other investment by the Borrower or one or more of its restricted subsidiaries permitted pursuant to the Credit Facilities Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, satisfaction and discharge or repayment and (z) any restricted payment requiring irrevocable notice in advance thereof (to the extent such restricted payment is paid within 60 days of such notice).

Permitted Debt Exchanges:	The Borrower will be permitted to incur indebtedness in the form of one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis or by senior secured notes or loans that will be secured on a junior basis with the Unitranche Facilities and the Second Lien PIK Term Facility, senior subordinated notes or loans, or subordinated notes or loans (any such notes or loans, “Permitted Debt Exchange Notes”); provided, that (i) such Permitted Debt Exchange Notes shall be issued in exchange for Term Loans through an offering made to all Lenders under the applicable Term Facility on a pro rata basis and pursuant to procedures reasonably acceptable to the Unitranche Required Lenders or Second Lien Required Lenders, as applicable, (ii) such Permitted Debt Exchange Notes shall not be in a principal amount that exceeds the amount of Term Loans subject to such exchange, plus fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith, (iii) such Permitted Debt Exchange Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, the Term Loans subject to such exchange, (iv) customary intercreditor agreements are entered into, (v) none of the Borrower’s restricted subsidiaries is a borrower or guarantor with respect to any Permitted Debt Exchange Notes unless such restricted subsidiary is a Guarantor which shall have previously or substantially concurrently Guaranteed the Borrower Obligations, (vi) any Permitted Debt Exchange Notes are not secured by any assets not previously securing the Borrower Obligations unless such assets substantially concurrently secure the Borrower Obligations and (vii) the terms and conditions of such Permitted Debt Exchange Notes (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the maturity date of the loans and commitments subject to such exchange) reflect market terms and conditions at the time of incurrence or issuance.

Negative Covenants:	Limited to the following and applicable to the Borrower and its Restricted Subsidiaries (except that clause (m) below shall be applicable to Holdings):
(a) indebtedness (including guarantee obligations in respect of indebtedness), with exceptions for, among other things,

(i) the Unitranche Facilities, the Second Lien PIK Term Facility, Incremental Unitranche Facilities and any permitted refinancing thereof,

(ii) purchase money indebtedness (for the avoidance of doubt, excluding deferred consideration described in clause (a)(xv)) and capital leases in an aggregate outstanding principal amount not to exceed the greater of $51 million and 20% of Consolidated EBITDA ,

(iii) Permitted Surviving Debt (to be defined in a manner consistent with Documentation Considerations),

(iv) [reserved],

(v) indebtedness incurred in connection with any (A) Unitranche Refinancing Facility and/or in connection with any Unitranche Refinancing Notes and (B) Second Lien Refinancing Facility and/or in connection with any Second Lien Refinancing Notes, (vi) intercompany indebtedness among the Borrower and its Restricted Subsidiaries without limitation (but subject to the investment covenant limitations),

(vii) indebtedness incurred by non-Loan Parties in an aggregate outstanding principal amount not to exceed the greater of $63 million and 25% of Consolidated EBITDA ,

(viii) indebtedness of Foreign Subsidiaries secured by assets not constituting Collateral and otherwise non-recourse to the Borrower or any Guarantor,

(ix) indebtedness assumed in connection with a Permitted Acquisition or other investment not prohibited by the Credit Documentation (“Assumed Acquisition Debt”) so long as (A) such debt was not incurred in contemplation of such acquisition or other investment and (B) any liens in respect of such indebtedness shall be limited to liens on the assets acquired in connection with such acquisition or other investment and the proceeds and products thereof; provided that the amount of Permitted Ratio Debt, Assumed Acquisition Debt, Incurred Acquisition Debt incurred by non-Loan Parties will be limited to the greater of $101 million and 40% of Consolidated EBITDA (“Non-Loan Party Debt Cap”);

(x) Unitranche Incremental Equivalent Debt, Second Lien Incremental Equivalent Debt and Permitted Debt Exchanges,

(xi) subject to the Non-Loan Party Debt Cap, additional indebtedness in an amount not to exceed the greater of $252 million and either 100% of Consolidated EBITDA (the “Ratio Debt Free and Clear Amount”) (less the aggregate principal amount of debt incurred under the other Free and Clear Amounts), plus additional unlimited amounts so long as (A) to the extent such indebtedness is secured by liens on the Collateral that are pari passu to the liens securing the Term Facility, the First Lien Leverage Ratio, on a pro forma basis, does not exceed 9.30:1.00, (B) to the extent such indebtedness is secured by liens that are junior to the liens securing the Term Facility, the Total Leverage Ratio, on a pro forma basis, does not exceed 11.90:1.00 or (C) to the extent such indebtedness is secured by assets not constituting Collateral or unsecured, the Total Leverage Ratio, on a pro forma basis, does not exceed 12.15:1.00 (any such indebtedness incurred pursuant to the foregoing clauses (A),(B) and (C), “Permitted Ratio Debt”); provided that (a) such Permitted Ratio Debt will be subject to the MFN Provisions to the extent constituting Qualifying Unitranche Indebtedness or Qualifying Second Lien Indebtedness, (b) subject to the Inside Maturity Baskets, the maturity date of such Permitted Ratio Debt will be no earlier than the maturity date of the relevant Credit Facility, (c) subject to the Inside Maturity Baskets, the weighted average life to maturity of such Permitted Ratio Debt may not be shorter than the remaining weighted average life to maturity of the relevant Credit Facility, (d) if such Permitted Ratio Debt (i) is secured equally and ratably with the Credit Facilities or by liens on the Collateral that are junior to the liens securing the Credit Facilities, such Permitted Ratio Debt will be subject to customary intercreditor arrangements consistent with the Documentation Considerations and (ii) is incurred or guaranteed by the Borrower or a Guarantor, such Permitted Ratio Debt may not be guaranteed by any subsidiary which is not a Loan Party, and (e) the other terms and conditions (excluding those referenced in clauses (a) through (d) above) of such Permitted Ratio Debt shall be substantially similar to those applicable to any loans or commitments under Credit Facilities that rank pari passu with such Permitted Ratio Debt (if any) or otherwise on market terms and conditions at the time such indebtedness is incurred (as reasonably determined by the Borrower in good faith) or otherwise reasonably acceptable to the Unitranche Required Lenders or Second Lien Required Lenders, as applicable; provided that the covenants, events of default and mandatory prepayments of such Permitted Ratio Debt, if not consistent with the terms of the applicable Credit Facility, shall either (x) not be more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the applicable Credit Facility (other than with respect to economic terms and redemption provisions) unless the Borrower offers to include such more restrictive terms in the applicable Credit Facility or any such provisions apply after the latest final maturity date of the relevant Term Loans existing at the time such Permitted Ratio Debt is incurred or (y) such terms are on market terms as reasonably determined by the Borrower in good faith;

(xii) [reserved];

(xiii) subject to the Non-Loan Party Debt Cap, indebtedness incurred in connection with any acquisition permitted under the Unitranche Credit Documentation, so long as no payment or bankruptcy event of default then exists, in an amount not to exceed (x) $252 million and 100% of Consolidated EBITDA (the “Incurred Debt Free and Clear Amount”) (less the aggregate principal amount of debt incurred under the other Free and Clear Amounts) plus (y) unlimited amounts so long as, in the case of this clause (y), after giving effect pro forma effect thereto, either (A) if such indebtedness is secured by a lien that is pari passu with the lien securing the Term Facility, the First Lien Leverage Ratio does not exceed 9.30:1.00; (B) if such indebtedness is secured by liens that are junior to the liens securing the Term Facility, the Total Leverage Ratio does not exceed 11.90:1.00 or (C) if such indebtedness is secured by assets not constituting Collateral or unsecured, the Total Leverage Ratio does not exceed 12.15:1.00 (this clause (xiii), the “Incurred Acquisition Debt Basket” and such indebtedness “Incurred Acquisition Debt”); provided, that (x) such Incurred Acquisition Debt will be subject to the MFN provisions to the extent constituting Qualifying Unitranche Indebtedness or Qualifying Second Lien Indebtedness, (y) such ratios shall be calculated on a pro forma basis, giving effect to such acquisition, as of the most recently completed four consecutive fiscal quarters for which financial statements have been delivered to the Unitranche Agent (or at the option of the Borrower, the most recently completed four consecutive fiscal quarters or twelve months for which financial statements have been delivered), including the application of the proceeds thereof (without “netting” the cash proceeds thereof provided that to the extent the proceeds of any such Incremental Facility are to be used to repay indebtedness, there shall be no limit to the Borrower’s ability to give pro forma effect to such repayment of indebtedness), giving effect to any related transaction in connection therewith and all customary pro forma events and adjustments and (y) such indebtedness satisfies the requirements in clauses (a), (b), (c), (d) and (e) in the first proviso to clause (xi) as though such indebtedness were Permitted Ratio Debt;

(xiv) a general debt basket in an aggregate outstanding principal amount not to exceed the greater of $126 million and 50% of Consolidated EBITDA (the “General Debt Basket”), which may be secured to the extent permitted by exceptions to the liens covenant; provided, that in the case of non-Loan Parties, the amount of such indebtedness will be limited to an amount not to exceed an amount to be agreed (including a “grower” component); and

(xv) indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred consideration (e.g., earn outs, seller notes, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Acquisition or other permitted investments;

(b) liens with exceptions for, among other things,

(i) liens on the Collateral securing a Unitranche Refinancing Term Facility, Unitranche Refinancing Notes, Second Lien Refinancing Facility and/or Second Lien Refinancing Notes,

(ii) liens securing the Unitranche Facilities, Second Lien PIK Term Facility, Incremental Unitranche Facilities, Unitranche Incremental Equivalent Debt and Second Lien Incremental Equivalent Debt subject, to the extent applicable, to customary intercreditor terms to be agreed, and any permitted refinancing thereof contemplated hereby,

(iii) liens in respect of taxes or materialmen’s, supplier’s or similar statutory liens that (x) are not more than thirty (30) days overdue, (y) are being contested in good faith and for which there are appropriate reserves to the extent required under GAAP or (z) the non-payment of which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect,

(iv) liens securing permitted purchase money indebtedness (for the avoidance of doubt, excluding deferred consideration described in clause (a)(xv)) and capital leases limited to the assets acquired,

(v) liens securing Permitted Surviving Debt to the extent secured on the date hereof,

(vi) liens on acquired assets, assets of acquired entities and the stock of the acquired entities, securing permitted indebtedness assumed in connection with any permitted acquisition so long as such liens were not created in contemplation of such acquisition and such liens are secured solely by such acquired assets,

(vii) liens securing Permitted Ratio Debt to the extent permitted above,

(viii) liens securing Unitranche Incremental Equivalent Debt and Second Lien Incremental Equivalent Debt,

(ix) liens on assets owned by non-Loan Parties, securing permitted debt of non-Loan Parties,

(x) a general lien basket in an aggregate outstanding principal amount not to exceed the greater of $126 million and 50% of Consolidated EBITDA;

(c) mergers, consolidations, liquidations and dissolutions (which will include the flexibility for a “successor borrower” subject to customary conditions set forth in the Credit Facilities Documentation);

(d) sales, dispositions or transfers (“Dispositions”) of assets, with exceptions for, among other things,

(i) Dispositions of inventory, obsolete or worn out property and property no longer useful in the business,

(ii) Dispositions of any assets on an unlimited basis for fair market value so long as (x) with respect to Dispositions in excess of amount not to exceed (i) the greater of $25 million and 10% of Consolidated EBITDA for any individual transaction or (ii) the greater of $38 million and 15% of Consolidated EBITDA for any fiscal year (with unlimited carryforward of unused amounts), at least 75% of the consideration consists of cash or cash equivalents and Designated Non-Cash Consideration (to be defined giving effect to the Documentation Considerations) not to exceed the greater of $25 million and 10% of Consolidated EBITDA, (y) such Disposition is subject to the terms set forth in the mandatory prepayment requirements in the Unitranche Credit Documentation and (z) no event of default exists on the date on which the agreement governing the relevant Disposition is executed,

(iii) any Disposition of any asset made in order to comply with an order of any agency of state, authority or other regulatory body or any applicable law or regulation; provided, that such Disposition shall be for fair-market value and to the extent otherwise required, the net cash proceeds of any such Disposition shall be applied as a mandatory prepayment to the Term Loans,

(iv) any other Dispositions of assets not to exceed the greater of $25 million and 10% of Consolidated EBITDA per fiscal year (with any unused capacity being applied to permit Dispositions in subsequent fiscal years), which such Dispositions shall not be subject to the mandatory prepayment requirements; and

(v) sale leaseback transactions subject to limitations to be agreed;

(e) dividends or distributions on, or redemptions or repurchases of, the capital stock of the Borrower or any of its restricted subsidiaries (“Restricted Payments”), with exceptions for, among other things,

(i) payments of dividends following a qualified initial public offering in an amount of up to 6% per annum of net proceeds received by the Borrower in a qualified initial public offering and 7% per annum of market capitalization of the Borrower following a qualified initial public offering, subject to the absence of a continuing event of default at the time of declaration thereof,

(ii) (A) for any taxable year for which the Borrower is a member, or disregarded as separate from a member, of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower is the common parent, customary distributions to enable such parent company to pay the portion of its consolidated income tax liabilities attributable to the taxable income of the Borrower and its applicable subsidiaries in an amount not to exceed the amount of such tax that would be payable if the Borrower and its applicable subsidiaries were a standalone corporate tax group for all taxable years ending after the Closing Date; provided that distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any Guarantor for such purpose and (B) distributions to pay operating expenses in the ordinary course and other corporate overhead of Holdings (or such direct or indirect parent) attributable to the ownership of the Borrower and its Restricted Subsidiaries, franchise and similar taxes necessary to maintain organizational existence, and fees and expenses of debt or equity offerings (whether or not successful),

(iii) distributions to Holdings to fund (or to make distributions to any direct or indirect parent of Holdings to fund) the repurchase or redemption of the capital stock of Holdings, or its direct or indirect parent companies, in each case, held by future, current or former directors, officers, employees, members of management and consultants and/or their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners in an amount not to exceed the greater of $38 million and 15% of Consolidated EBITDA in any fiscal year (increasing to $60 million following a qualified initial public offering) (with unused amounts carried forward to the subsequent two (2) fiscal years);

(iv) any other Restricted Payments so long as the Total Leverage Ratio (calculated on a pro forma basis) does not exceed 6.30:1.00 and no event of default shall then exist or result therefrom;

(v) a general restricted payment basket in an aggregate amount not to exceed the greater of $63 million and 25% of Consolidated EBITDA (the “General Restricted Payment Basket”) minus the amount of the General Restricted Payment Basket utilized pursuant to the General Investment Basket or the General Restricted Debt Payments Basket, so long as no event of default shall then exist or result therefrom; and

(vi) to the extent constituting a Restricted Payment, the consummation of the Transactions;

(f) acquisitions, investments, loans and advances (“Investments”), with exceptions for, among other things,

(i) Permitted Acquisitions,

(ii) Investments (i) in the Borrower and any Restricted Subsidiaries that are Loan Parties and (ii) by Restricted Subsidiaries that are not Loan Parties in the Borrower or any Restricted Subsidiary;

(iii) Investments by Loan Parties in non-Loan Parties in an aggregate amount not to exceed (together the aggregate consideration of Permitted Acquisitions made for acquisition of non-Loan Parties) the greater of $38 million and 15% of Consolidated EBITDA;

(iv) any other Investments so long as the First Lien Leverage Ratio (calculated on a pro forma basis) does not exceed 9.30:1.00 and no event of default shall then exist or result therefrom;

(v) Investments in joint ventures and Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $126 million and 50% of Consolidated EBITDA;

(vi) Investment in a Similar Business (to be defined in a manner consistent with the Documentation Considerations) in an aggregate amount not to exceed the greater of $126 million and 50% of Consolidated EBITDA; and

(vii) a general Investment basket in an aggregate outstanding amount not to exceed the greater of $126 million and 50% of Consolidated EBITDA (the “General Investment Basket”), plus additional amounts based on unused capacity under the General Restricted Payment Basket and General Restricted Debt Payment Basket;

(g) (i) payments in cash on certain subordinated debt or junior secured debt (including, without limitation, the Second Lien PIK Term Loans) in excess of the greater of the corresponding dollar amount and 25% of Consolidated EBITDA (other than (A) regularly scheduled interest payments and payment of fees, expenses and indemnification obligations, (B) refinancings or exchanges of such debt for like or junior debt that is subordinated in payment and/or collateral to at least the same extent, subject to conditions to be agreed, (C) payments with, or conversions to, equity (other than “disqualified equity”), (D) payments as part of an “AHYDO catch-up payment”, (E) any other such payments and prepayments so long as the First Lien Leverage Ratio (calculated on a pro forma basis) does not exceed 6.30:1.00 and no event of default shall then exist or result therefrom, (F) payments and prepayments in an amount not to exceed the greater of the corresponding dollar amount and 30% of Consolidated EBITDA (the “General Restricted Debt Payment Basket”) minus General Restricted Debt Payment Basket utilized for other purposes and (G) other payments of such debt in a manner to be mutually agreed) (any such payment, a “Restricted Debt Payment”) and (ii) modifications of the terms of any such debt that are materially adverse to the Lenders (it being understood that the foregoing limitation shall not otherwise prohibit debt refinancing or replacing or in exchange for the foregoing debt subject to limitations to be agreed);

(h) burdensome agreements (negative pledge clauses and restrictions on subsidiary distributions);

(i) changes in business;

(j) transactions with affiliates (with exceptions to permit, among others, (i) (x) payment of management, monitoring, consulting, transaction, oversight, advisory and similar fees pursuant to the management or similar agreement entered into by the Borrower on the Closing Date in an annual amount not to exceed an amount to be agreed, subject to the absence of a payment or bankruptcy event of default (it being understood that such fees shall continue to accrue during such payment or bankruptcy event of default) and (y) payment of all of the expenses and indemnification claims in connection with the performance of such services under such management or similar agreement and (ii) transactions among the Borrower and its Restricted Subsidiaries and/or any subsidiary that will become a Restricted Subsidiary as a result of such transaction);

(k) changes in fiscal year;

(l) amendments of organizational documents of the Loan Parties that are materially adverse to the Lenders;

(m) passive holding company; and

(n) with respect to the Second Lien Credit Documentation only, a customary anti-layering covenant;

provided, that the negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Credit Documentation consistent with the Documentation Considerations; provided, further, that fixed dollar baskets in the Credit Documentation will contain corresponding growth components based on a corresponding percentage of Consolidated EBITDA (each, a “grower” component) consistent with Documentation Considerations; provided, further, that notwithstanding the foregoing, the limitations on Investments, Restricted Payments and Restricted Debt Payments referenced above shall be subject to a carve-out (so long as (x) no payment or bankruptcy event of default shall then exist or result therefrom and (y) with respect to such Restricted Payments and Restricted Debt Payments made in reliance on clause (b) below, at the time the making thereof, the First Lien Leverage Ratio (calculated on a pro forma basis) shall be no less than 9.30:1.00) in the amount of a building basket (the “Available Basket”) in a cumulative amount equal to (a) the greater of (x) $126 million and (y) 50% of Consolidated EBITDA (as defined below), plus (b) 100% of retained Excess Cash Flow; provided, that the retained portion of Excess Cash Flow for any fiscal year shall not be less than zero, plus (c) the proceeds (other than proceeds received from a subsidiary) of equity issuances of the Borrower after the Closing Date (other than Excluded Contributions (as defined below), Specified Equity Contributions and issuances of “disqualified stock”), plus (d) the fair market value of capital contributions (other than capital contributions received from a subsidiary) to the Borrower after the Closing Date (other than Excluded Contributions, Specified Equity Contributions and “disqualified stock”), plus (e) the proceeds (other than the proceeds received from a subsidiary) of debt and “disqualified stock” issued after the Closing Date that have been exchanged or converted into equity (other than “disqualified stock”) of the Borrower, together with the fair market value of any property received (other than from a subsidiary) upon such exchange or conversion, plus (f) the net proceeds of sales of investments after the Closing Date made using the Available Basket (in an amount not to exceed the original investment), plus (g) returns, profits, distributions and similar amounts received on investments made using the Available Basket (up to the amount of the original investment), plus (h) the investments of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary to the extent made using the Available Basket that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated into the Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Borrower or any of its Restricted Subsidiaries (in an amount not to exceed the original investment), plus (i) any Declined Proceeds to the extent not applied to repay the Second Lien PIK Term Loans. The covenants shall also include an Available Excluded Contribution Amount.

For purposes of the Credit Documentation, “Available Excluded Contribution Amount” means a cumulative amount equal to the net cash proceeds or fair market value of property or assets (including cash) contributed after the Closing Date to the Borrower as a capital contribution or as a result of the sale or issuance of equity of the Borrower (other than “disqualified equity”), in each case to the extent designated an excluded contribution (an “Excluded Contribution”) by the Borrower (excluding Specified Equity Contributions and only including amounts not otherwise applied). The Available Excluded Contribution Amount from any Excluded Contribution may be used for, among other things, Investments, Restricted Payments and Restricted Debt Payments, so long as it is so used within 12 months of such designation.

The Credit Documentation will permit the Borrower and its Restricted Subsidiaries to make acquisitions of all or substantially all of the assets of any person or any line of business or division thereof, or of a majority of the equity interests of any person, in each case, to the extent such person is or substantially concurrently becomes a Restricted Subsidiary or such assets are owned by a Restricted Subsidiary or a person who substantially concurrently becomes a Restricted Subsidiary (but in any event to include any Investments in a Restricted Subsidiary which serves to increase the Borrower’s or its Restricted Subsidiaries’ respective equity ownership therein) (each, a “Permitted Acquisition”), in each case so long as (i) there is no payment or bankruptcy event of default, subject to the limitations set forth in the section entitled “Limited Condition Transactions” hereof, (ii) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant, (iii) solely to the extent required by, and subject to the limitations set forth in, “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Unitranche Agent and the Second Lien Agent, as applicable and (iv) the aggregate consideration paid for acquisitions of Restricted Subsidiaries that do not become Guarantors, together with investments in non-Loan Parties pursuant to clause (f)(iii) above, shall not exceed the greater of $38 million and 15% of Consolidated EBITDA.

The Credit Documentation will contain provisions pursuant to which, subject to customary limitations on Investments in Unrestricted Subsidiaries and subject to a pro forma First Lien Leverage Ratio that does not exceed 9.30:1.00, the Borrower will, subject to no payment or bankruptcy event of default, be permitted to designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and designate (or re-designate) any such Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an investment for purposes of the negative covenants described under the heading “Negative Covenants” herein). Unrestricted Subsidiaries (and the sale of any equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representations and warranties, affirmative or negative covenants, Financial Covenant or event of default provisions of the Credit Documentation. No Restricted Subsidiary may be designated as an Unrestricted Subsidiary under the Unitranche Credit Documentation if after such designation it will be a “Restricted Subsidiary” under the Second Lien Credit Documentation. No Subsidiary may be designated as an Unrestricted Subsidiary if it owned material intellectual property at the date of designation and no such material intellectual property may be subsequently transferred to any Unrestricted Subsidiary by the Borrower or a Restricted Subsidiary.

In the event that any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets pursuant to any applicable negative covenants, the Credit Documentation shall permit such action or transaction (or portion thereof) to be divided and classified and later (on one or more occasions) be re-divided and/or reclassified under one or more of such exceptions, thresholds or baskets within such negative covenant as the Borrower may elect from time to time, including reclassifying any utilization of fixed (subject to “grower components”) exceptions, thresholds or baskets (“fixed baskets”) as incurred under any available incurrence- based exception, threshold or basket (“incurrence-based baskets”) within such negative covenant (but, for the avoidance of doubt, not across separate covenants) and if any applicable ratios or financial tests for such incurrence-based baskets would be satisfied in any subsequent fiscal quarter, such reclassification shall be deemed to have automatically occurred whether or not elected by the Borrower.

In the event any fixed baskets are intended to be utilized together with any incurrence-based baskets in a single transaction or series of related transactions that occur substantially contemporaneously with one another, the Credit Documentation shall provide that (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of such indebtedness or other applicable transaction or action to be incurred under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilized pursuant to any fixed baskets, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets, any incurrence and repayments of indebtedness) and all other permitted pro forma adjustments (except that the incurrence of any debt under revolving facilities immediately prior to or in connection therewith shall be disregarded) and (ii) thereafter, incurrence of the portion of such indebtedness or other applicable transaction or action to be incurred under any fixed baskets shall be calculated.

Events of Default:	Limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after five (5) business days; material inaccuracy of a representation or warranty when made or deemed made (subject to a 30-day grace period in the case of misrepresentations that are capable of being cured); violation of a covenant (subject, in the case of affirmative covenants (other than failure to preserve corporate existence of the Borrower), to a grace period of 30 days following written notice from the Unitranche Agent or Second Lien Agent, as applicable); cross-payment default (solely with respect to the failure to pay principal at maturity) and cross acceleration to material indebtedness in excess of the greater of $76 million and 30% of Consolidated EBITDA; bankruptcy events with respect to the Borrower or a material restricted subsidiary (with a customary grace period for involuntary actions); ERISA events subject to a Material Adverse Effect; material unpaid, final judgments that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof, actual (or assertion by a Loan Party in writing of the) invalidity of the credit agreement any material guarantee or material security document or lien; and a change of control (subject to the paragraph below).

Notwithstanding the foregoing, a breach of the Financial Covenant shall not constitute an event of default for purposes of the Term Facility unless the lenders under the Revolving Facility have accelerated the Revolving Facility and/or terminated the Revolving Commitments as a result of such breach.

The definition of “change of control” will require majority ownership of voting stock by Permitted Holders (as defined below) prior to any initial public offering and, thereafter a “change of control” will be triggered if another person or group (other than any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator) acquires more than the greater of 35% of the outstanding voting common stock of Holdings and the percentage of then outstanding voting common stock of Holdings held, directly or indirectly, by the Permitted Holders. A “change of control” will also be triggered if Holdings ceases to own 100% of the outstanding voting common stock of the Borrower other than as a result of an initial public offering of the Borrower’s stock. A “change of control” shall also include a “change of control” as defined in other material debt. “Permitted Holders” means the collective reference to the Investors as of the Closing Date and their respective Control Investment Affiliates (as defined below) (but excluding any operating portfolio companies of the foregoing), co-investors on the Closing Date, managers and members of management of Holdings (or any direct or indirect parent entity of Holdings which does not hold equity interests in any other Person (except for any other such direct or indirect parent entity) (each such entity, a “Parent Holding Company”) and its subsidiaries that have ownership interests in Holdings (or such Parent Holding Company) (for so long as the ownership interests held by such managers or members of management and the co-investors in the aggregate are less than the ownership interests held by the Sponsor). “Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.

Voting:	Amendments and waivers of the Credit Documentation will require the approval of Lenders (that are non-defaulting Lenders) holding more than 50% of the aggregate amount of the Loans and, without duplication, the commitments under the Unitranche Facilities (the “Unitranche Required Lenders”) or the Second Lien PIK Term Facility (the “Second Lien Required Lenders”), as the case may be, (provided that, if at such time any Unitranche Lender (together with its affiliates and Approved Funds) or any Second Lien PIK Lender (together with its affiliates and Approved Funds), as applicable, holds more than 50% of the aggregate amount of the Unitranche Loans or the Second Lien PIK Term Loans, as applicable, then the Unitranche Required Lenders or the Second Lien Required Lenders shall be composed of at least two non-affiliated Unitranche Lenders or Second Lien PIK Lenders, respectively) except that (a) the consent of each Lender directly and adversely affected thereby (but not the Unitranche Required Lenders or the Second Lien Required Lenders, as the case may be) shall be required with respect to (i) reductions in the principal amount of any Loan owed to such Lender, (ii) extensions of the final maturity of any Loan owed to such Lender or the due date of any interest or fee payment or any scheduled amortization payment thereof or extension of the Delayed Draw Termination Date, (iii) reductions in the rate of interest (other than a waiver of default interest) or the amount of any fees owed to such Lender (it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees), (iv) increases in the amount (other than with respect to any Incremental Facility to which such Lender has agreed to provide) of such Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any commitment of any Lender), (v) extensions of the expiry date of such Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any commitment of any Lender) and (vi) provide that the consent of each Lender directly and adversely affected thereby shall be required with respect to any amendment that would result in the contractual subordination of the liens securing the Unitranche Term Loans or the Second Lien PIK Term Loans to any liens securing other indebtedness or with respect to any amendment which would result in the contractual payment subordination of the Unitranche Term Loans or Second Lien PIK Term Loans to other indebtedness, other than, in each case, in connection with a debtor-in-possession facility or the use of cash collateral, in each case approved by the applicable bankruptcy court in an insolvency proceeding, unless each such Lender directly and adversely affected thereby was provided with a bona fide opportunity to provide such other indebtedness on the same terms and conditions (including receipt of fees and other similar benefits on a pro rata basis based on the Unitranche Term Loans or Second Lien PIK Term Loans, as applicable), (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) modifications to the pro rata sharing and payment provisions or the waterfall provisions, (iii) releases of all or substantially all of the Collateral and (iv) releases of all or substantially all of the value of the Guaranty (other than, in the cases of clauses (iii) and (iv) above, in accordance with the Credit Documentation), (c) the consent of Lenders holding Revolving Commitments in excess of 50% of the aggregate Revolving Commitments may amend any of the terms of or waive any breach of or requirement to comply with the Financial Covenant (or may amend, modify or waive any component definition thereof and/or any provisions relating to any Specified Equity Contributions to the extent applicable thereto) without the consent of any other Lender (including, for the avoidance of doubt, the Unitranche Required Lenders) and (d) the consent of each Issuing Lender, the Swingline Lender and/or the Unitranche Agent shall, as applicable, be required with respect to any amendment that adversely affects their respective rights and duties.

The Unitranche Credit Documentation will contain provisions to be agreed to permit the amendment and extension and/or replacement of the Unitranche Facilities (including any Incremental Unitranche Facility), which may be provided by the existing Lenders or, subject to the reasonable consent of the Unitranche Required Lenders (and, in the case of any Revolving Facility, the Swingline Lender and each Issuing Lender) if required under the heading “Assignments and Participations” below, other persons who become Unitranche Lenders in connection therewith, in each case without the consent of any other Unitranche Lender.

The Credit Documentation will permit the Unitranche Agent or Second Lien Agent, as applicable, and the Borrower to enter into one or more amendments thereto to incorporate the provisions of any Incremental Unitranche Facility or the Incremental Second Lien Facility, as the case may be, made available without any Unitranche Lender’s or Second Lien PIK Lender’s, as applicable, consent, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Incremental Unitranche Facility or Incremental Second Lien Facility in the Credit Documentation.

The Credit Documentation shall contain provisions allowing the Borrower to replace a Lender or terminate the commitment of a Lender and prepay such Lender’s outstanding Loans in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby (so long as the Unitranche Required Lenders or the Second Lien Required Lenders, as the case may be, consent), increased costs, indemnified taxes, etc. and “defaulting” or insolvent Lenders.

Assignments and Participations:	After the Closing Date, the Lenders shall be permitted to assign all or a portion of their Loans and Commitments (other than to any Disqualified Institution (as defined below) (to the extent the list of Disqualified Institutions is made available to any requesting Lender upon request), a natural person or, except as expressly provided hereunder (including with respect to Debt Fund Affiliates), Holdings and its affiliates) with the consent of (a) the Borrower (not to be unreasonably withheld), unless (w) a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing, (x) such assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as defined below) (but if in respect of the Revolving Facility, only to another Lender under the Revolving Facility), (y) in the case of Blackstone, to a Blackstone Entity or its Related Fund (as defined in the Documentation Precedent) or (z) in the case of Owl Rock, to any of its affiliates or funds, accounts and clients managed or advised by any of them or their Related Funds; provided, that, with respect to assignments of Term Loans only, the Borrower shall be deemed to have consented to any assignment unless it shall have objected there to by written notice to the Unitranche Agent or Second Lien Agent, as the case may be, within ten (10) Business Days following the receipt of written notice thereof, (b) the Unitranche Agent or Second Lien Agent, as the case may be, (not to be unreasonably withheld) unless such assignment is to a Lender, an affiliate of a Lender or an Approved Fund, or in the case of Blackstone, to a Blackstone Entity or its Related Fund, and (c) with respect to Loans and Commitments under the Revolving Facility, any Issuing Lender and Swingline Lender (not to be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $1 million in the case of any Term Loan and $5 million in the case of the Revolving Facility, in each case unless otherwise agreed by the Borrower and the Unitranche Agent or Second Lien Agent, as the case may be. The Unitranche Agent or Second Lien Agent, as the case may be, shall receive a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Unitranche Agent or Second Lien Agent, as applicable) in connection with all assignments, unless such assignment is to Blackstone, to a Blackstone Entity or its Related Fund or is to Owl Rock, any of its affiliates or funds, accounts and clients managed or advised by any of them or their Related Funds. The Lenders shall also have the right to sell participations in their Loans to other persons (other than any Disqualified Institutions (to the extent the list of Disqualified Institutions is made available to any requesting Lender upon request), a natural person or, except with respect to Debt Fund Affiliates, Holdings and its affiliates). Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions. Voting rights of participants shall be limited to those matters set forth in clauses (a) and (b) of the first paragraph under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction other than to Disqualified Institutions. For purposes hereof, “Blackstone Entities” shall mean Blackstone, any of its Affiliates, and, without limitation, each Blackstone Credit Investor (as defined below) and certain funds, accounts and clients managed, or advised by Blackstone or any of its Affiliates, as the context may require. “Blackstone Credit Investor” shall mean any investor (or an Affiliate of such inventor) of a fund managed or advised by Blackstone, to which investor Blackstone is providing certain administrative or other services.

“Approved Fund” means, with respect to any Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an affiliate of such Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such Lender, or is a Related Fund of any of the foregoing.

“Related Fund” in relation to a fund and/or managed account or person or entity which is an Affiliate of a fund and/or managed account and/or other corporate entity (the “first fund”), means a fund and/or managed account and/or other corporate entity (and/or an Affiliate thereof) which is managed or advised by the same investment manager or investment adviser as the first fund or whose board of directors is the same as the first fund or if employees of the investment manager or investment advisor or an affiliate thereof of the first fund comprise the majority of its board of directors or, if it is managed by a different investment manager or investment adviser, a fund and/or managed account and/or other corporate entity whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund, or a fund and/or managed account and/or other corporate entity which is under common investment control as the first fund.

“Disqualified Institution” means (a) any person identified by name in writing to the Commitment Parties on or prior to the date hereof, (b) any other person identified in writing to the Commitment Parties after the date hereof to the extent such person is or becomes a competitor or is or becomes an affiliate of a competitor of you, your subsidiaries, the Target or the Target’s subsidiaries, which designations shall be in the form of a list provided to the Unitranche Agent and the Commitment Parties but which designations shall not apply retroactively to disqualify any persons that have previously validly acquired an assignment or participation interest in the Loans and (c) any affiliate of any person referred to in clauses (a) or (b) above so long as such affiliate is identified in writing by you from time to time or such affiliate is reasonably identifiable solely on the basis of its name; provided, that a “competitor” or an affiliate of a competitor shall not include any bona fide debt fund or investment vehicle (other than any person referred to in clause (a) above and its affiliates) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such competitor or affiliate thereof, as applicable, and for which no personnel involved with the investment of such competitor or affiliate thereof, as applicable, makes any investment decisions relating to the Targets (or, after the Closing Date, Holdings or the Borrower) or any entity that forms a part of the Targets’ (or, after the Closing Date, Holdings’ or the Borrower’s) business (including subsidiaries of the Targets) (or, after the Closing Date, Holdings or the Borrower).

The Agents shall not, in their capacities as Unitranche Agent and Second Lien Agent, respectively, be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Agents shall not, in their capacities as Agent and Second Lien Agent, respectively, (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans and commitments under the Credit Facilities, or disclosure of confidential information, to any Disqualified Institution.

The Credit Documentation shall provide that Term Loans may be purchased by and assigned to (a) any Non-Debt Fund Affiliate (as defined below) and/or (b) Holdings and/or any subsidiary of Holdings (the persons in clauses (a) and (b) above, collectively, but excluding any Debt Fund Affiliate, “Affiliated Lenders”) on a non-pro rata basis through Dutch auctions open to all Unitranche Lenders holding Unitranche Term Loans or Second Lien PIK Lenders holding Second Lien PIK Term Loans, as the case may be, in accordance with customary procedures to be agreed and/or open market purchases, notwithstanding any consent requirements set forth above; provided, that (i) Unitranche Term Loans and Second Lien PIK Term Loans owned or held by an Affiliated Lender shall be disregarded in the determination of any Unitranche Required Lender or Second Lien Required Lender, as the case may be, votes (and such Unitranche Term Loans or Second Lien PIK Term Loans, as the case may be, shall be deemed to be voted pro rata to the non-Affiliated Lenders), (ii) Unitranche Term Loans owned or held by an Affiliated Lender shall not, in the aggregate, exceed 25% of the aggregate outstanding Unitranche Term Loans at any time (after giving effect to any substantially simultaneous cancellations thereof) and Second Lien PIK Term Loans owned or held by an Affiliated Lender shall not, in the aggregate, exceed 25% of the aggregate outstanding Second Lien PIK Term Facility at any time (after giving effect to any substantially simultaneous cancellations thereof), (iii) subject to exceptions to be agreed, no Affiliated Lender, solely in its capacity as such, shall be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information, (iv) in the case of any Dutch auction or open market purchase conducted by Holdings, the Borrower or any of its subsidiaries, no default or event of default has occurred and is continuing at the time of acceptance of bids for the Dutch auction or open market purchase and no proceeds from the Revolving Facility or any Incremental Unitranche Revolving Facility shall be used to fund the relevant assignment or purchase, (v) any Term Loans acquired by Holdings, the Borrower or any of its subsidiaries shall be immediately cancelled and (vi) the relevant Affiliated Lender and assigning Lender shall have executed a customary “Affiliate Lender assignment and assumption agreement”, which shall contain customary “big boy” representations. Notwithstanding the foregoing, (a) the Credit Documentation shall permit (but not require) any Non-Debt Fund Affiliate to contribute such Term Loans to Holdings, the Borrower or any of their respective subsidiaries for purposes of cancellation of such debt, (b) each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all Lenders, or the vote of all Unitranche Lenders or Second Lien PIK Lenders, as the case may be, or the vote of all Unitranche Lenders or Second Lien PIK Lenders, as the case may be, directly and adversely affected thereby and (c) no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a Unitranche Lender or Second Lien PIK Lender, as the case may be) in a manner that is disproportionate to the effect on any Unitranche Lender or Second Lien PIK Lender, as the case may be, of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled.

In addition, the Credit Documentation shall provide that Term Loans may be purchased by and assigned to any Debt Fund Affiliate, notwithstanding any consent requirements set forth above, through (a) Dutch auctions open to all Unitranche Lenders or Second Lien PIK Lenders, as the case may be, in accordance with customary procedures and/or (b) open market purchases on a non-pro rata basis; provided, that for any Unitranche Required Lender vote or Second Lien Required Lender vote, as the case may be, Debt Fund Affiliates cannot, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Unitranche Required Lenders or Second Lien Required Lender, as the case may be, have consented to any amendment, waiver or other action. The provisions of the immediately preceding paragraph shall not apply to a Debt Fund Affiliate and each Lender shall be permitted to assign or participate all or a portion of such Lender’s Term Loans to any Debt Fund Affiliate without regard to such foregoing provisions (but subject to the proviso set forth in the immediately preceding sentence).

“Non-Debt Fund Affiliate” means any affiliate of the Sponsor other than any Debt Fund Affiliate.

“Debt Fund Affiliate” means any affiliate of the Sponsor (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

Successor Agents:

The Unitranche Agent and/or Second Lien Agent may resign (a) upon ten (10) days’ notice by the applicable party and (b) subject to the appointment of a successor administrative agent (although if no successor administrative agent is appointed within 30 days, such resignation will still be effective). Unless the Borrower otherwise agrees, such successor agent must be (i) a commercial bank with a combined capital and surplus of at least $1 billion, (ii) a Lender or affiliate or related fund of a Lender or (iii) a third party of national standing that provides agency services in the ordinary course of business, and unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing, shall be reasonably acceptable to the Borrower (provided, that no Disqualified Institution shall be a successor agent).

Yield Protection and Taxes:

The Credit Documentation shall contain customary provisions:

(a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (provided, that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in the case of each of clauses (i) and (ii) above, be deemed to constitute a change in requirements of law, regardless of the date enacted, adopted, issued, or implemented but solely to the extent the relevant increased costs or loss of yield would have been included if they had been imposed under applicable increased cost provisions but, in each case, only to the extent the applicable Lender is requiring reimbursement therefor from similarly situated borrowers under comparable circumstances in other syndicated credit facilities to the extent it is entitled to do so), in each case, subject to customary limitations and exceptions (it being understood that requests for payments on account of increased costs resulting from market disruptions shall be limited to circumstances generally affecting the banking market and when the Unitranche Required Lenders or Second Lien Required Lenders, as applicable, have made a request therefor) and

(b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto. The Credit Documentation shall contain a customary tax gross up. The Credit Documentation shall contain customary provisions regarding the timing for asserting a claim in respect of yield protection, but such limitations shall not apply in respect of the tax gross-up.

Expenses and Indemnification:

The Borrower shall pay:

(a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Commitment Parties incurred on or after the Closing Date within 30 days of a written demand therefor (or such later date as such person seeking reimbursement may agree), together with backup documentation supporting such reimbursement request, associated with the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of (i) one external counsel to the Unitranche Agent and, if necessary, of one external local counsel in any relevant jurisdiction to the Unitranche Agent, (ii) one external counsel to the Unitranche Lenders, taken as a whole, and, if necessary, of one external local counsel in any relevant jurisdiction to the Unitranche Lenders, taken as a whole and (iii) one external counsel to the Second Lien Agent and the Second Lien PIK Lenders, taken as a whole, and, if necessary, of one external local counsel in any relevant jurisdiction to such persons, taken as a whole); and

(b) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Agents and the Lenders within 30 days of a written demand therefor (or such later date as such person seeking reimbursement may agree), together with backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (i) one external counsel to the Unitranche Agent and, if necessary, of one external local counsel in any relevant jurisdiction to the Unitranche Agent, (ii) one external counsel to the Unitranche Lenders, taken as a whole, and, if necessary, of one external local counsel in any relevant jurisdiction to the Unitranche Lenders, taken as a whole and (iii) one external counsel to each of the Second Lien Agent and the Second Lien PIK Lenders and, if necessary, one external local counsel in any relevant jurisdiction to such persons, taken as a whole) in connection with the enforcement of the Credit Documentation.

The Commitment Parties (and their respective affiliates and controlling persons and their respective directors, officers, managers, members, employees, partners, agents, advisors and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless by the Borrower and the Guarantors against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one external counsel to all indemnified persons taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional external counsel to all affected indemnified persons taken as a whole, and, if reasonably necessary, one external local counsel in any relevant jurisdiction to all indemnified persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional external local counsel to all affected indemnified persons, taken as a whole, in each such relevant jurisdiction) arising out of, resulting from or incurred in respect of the Credit Facilities or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of a funding obligation under the Credit Documentation by, such indemnified person, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent or any similar role under any facility) and not arising out of any act or omission of the Sponsor, Holdings, the Borrower, or any of its subsidiaries. Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

In addition, it is understood and agreed that the Borrower will enter into fee and expense reimbursement arrangements with the Agent to compensate for the services provided by the Agent.

Governing Law and Forum:	New York.

Counsel to the Commitment Parties:	Cahill Gordon & Reindel LLP.

Annex I

to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate (as defined below) plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by the Unitranche Agent or Second Lien Agent, as applicable) as the U.S. prime rate (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the Eurodollar Rate (as defined below) (if calculated based on clause (a) therein, based on the 1-month Published LIBOR Rate) plus 1.00% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means:

(a) with respect to Revolving Loans held by any lender other than an Initial Lender, at the option of the Borrower, (i) 2.50% in the case of ABR Loans (including Swingline Loans) and (ii) 3.50% in the case of Revolving Loans that are Eurodollar Loans (as defined below);

(b) subject to the PIK Election below, with respect to the Unitranche Term Loans and Revolving Loans (if, in the case of the Revolving Loans, held by the Initial Lender), at the option of the Borrower, (i) 4.75% in the case of ABR Loans and (ii) 5.75% in the case of Eurodollar Loans;

(c) with respect to the Second Lien PIK Term Loans, at the option of the Borrower, (i) 9.50% in the case of ABR Loans and (ii) 10.50% in the case of Eurodollar Loans, in which 100% of the interest due on the Second Lien PIK Term Loans shall be paid in kind by being capitalized and added to the aggregate principal amount of the Second Lien PIK Term Loans.

For the first three years of interest periods during the term of the Term Facility and the Revolving Facility (if, in the case of the Revolving Loans, held by the Initial Lender), at the Borrower’s option, up to 100% of the interest due on the Term Loans and the Revolving Loans may be paid (i) in cash at the Cash Rate plus (ii) in kind at the PIK Rate by being capitalized and added to the aggregate principal amount of the applicable Term Loans or such Revolving Loans, as applicable (“PIK Election”). “Cash Rate” means an Applicable Margin of, at the option of the Borrower, (i) 2.50% in the case of ABR Loans and (ii) 3.50% in the case of Eurodollar Loans. “PIK Rate” means 2.75%.

B-I-1

There shall be no stepdowns with regard to the Applicable Margin.

“Eurodollar Rate” means the higher of (a) the rate for eurodollar deposits for a period equal to 1, 3, 6, or, if agreed to by all relevant affected Lenders, 12 months or a shorter period (as selected by the Borrower) appearing on the applicable Bloomberg screen page (the “Published LIBOR Rate”) (as adjusted for statutory reserve requirements for eurocurrency liabilities) and (b) 0.75% per annum.

The Credit Documentation shall contain LIBOR successor language in line with the ARRC recommended “hardwired” approach.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:

In the case of ABR Loans, quarterly in arrears and at maturity.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three (3) months, on each successive date three (3) months after the first day of such interest period and at maturity.

Commitment and Unused Fees:

The Borrower shall pay a commitment fee (the “Revolving Facility Commitment Fee”) calculated at a rate per annum equal to 1.00% on the average daily unused portion of the commitments of non-defaulting Lenders under the Revolving Facility, payable quarterly in arrears and at maturity.

With respect to the Delayed Draw Term Loan Facility, the Borrower shall pay an unused commitment fee equal to 1.00% per annum on the average daily unused portion of the commitments of non-defaulting Lenders under the Delayed Draw Term Loan Facility, payable quarterly in arrears commencing from the Closing Date and calculated based on the actual number of days elapsed in a 360-day year. The foregoing commitment fees, the “Delayed Draw Unused Commitment Fees”.

Letter of Credit Fees:

The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fees shall be shared ratably among the Lenders participating in the Revolving Facility, and shall be payable quarterly in arrears and at maturity.

A fronting fee in an amount to be agreed (but in any event not to exceed 0.125% per annum) on the then available face amount of each Letter of Credit shall be payable quarterly in arrears and at maturity to the relevant Issuing Lender for its own account. In addition, the Borrower shall pay customary issuance and administration fees to the Issuing Lender in connection with the Letters of Credit issued by it.

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Default Rate:	At any time when a payment event of default (with respect to any principal, interest or fees) under the Credit Facilities exists, such overdue amounts shall bear interest, to the fullest extent permitted by law, at (i) in the case of principal or interest, 2.00% per annum above the rate then borne by (in the case of such principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount relates or (ii) in the case of fees, 2.00% per annum in excess of the rate otherwise applicable to ABR Loans from time to time.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans and Loans denominated in other currencies to the extent customary for such currencies and the interest payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT C

CONDITIONS

The availability and initial funding of the Credit Facilities shall be subject to the satisfaction (or waiver) of solely the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits A and B (including the Annexes thereto) attached thereto.

1.

In each case subject to the Certain Funds Provision, each Loan Party shall have executed and delivered the relevant Credit Documentation to which it is a party, and the Commitment Parties shall have received:

(a)

customary closing certificates, customary evidence of authority, customary officers’ certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors, certified charter documents of the Borrower and Guarantors, resolutions of the Borrower and the Guarantors, borrowing notices, and, for purposes of each such borrowing notice, “business day” means any day other than a day on which commercial banks in New York, London or Luxembourg are permitted to be closed) and customary legal opinions for the Loan Parties; and

(b)

a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, taken as a whole, after giving effect to the Transactions, are solvent.

2.

The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Company Material Adverse Effect (as defined in the Acquisition Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

3.

Prior to or substantially concurrently with the funding of the initial borrowings under the Credit Facilities contemplated by the Commitment Letter, the Borrower shall have received (or will receive) the Equity Contribution, as may be adjusted pursuant to paragraph 4 below (to the extent not otherwise applied to the Transactions).

4.

The Acquisition shall have been consummated, or substantially concurrently with the initial funding of the Credit Facilities, shall be consummated, in each case, in all material respects in accordance with the terms of the Agreement and Plan of Merger (together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”), dated as of August 19, 2021 among the Borrower, Ocala Merger Sub, Inc., and the Target, but without giving effect to any amendments, waivers or consents by Holdings or the Borrower that are materially adverse to the interests of the Initial Lenders in their respective capacities as such without the consent of the Initial Lenders, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any modification, amendment, consent or waiver to or under the definition of

C-1

Material Adverse Effect in the Acquisition Agreement shall be deemed to be material and adverse to the interests of the Initial Lenders, (b) any decrease in the purchase price shall not be materially adverse to the interests of the Initial Lenders or the Lead Arrangers so long as such decrease is first allocated to reduce the Equity Contribution such that the Equity Contribution shall equal 50% of the pro forma capitalization calculated pursuant to Exhibit A hereto and thereafter, allocated to reduce on a pro rata basis the Equity Contribution, the Unitranche Term Loan Facility and the Second Lien PIK Term Facility, on a dollar-for-dollar basis, (c) any increase in the purchase price shall not be materially adverse to the Initial Lenders so long as such increase is funded by amounts permitted to be drawn under the Revolving Facility or the Equity Contribution (without reducing the percentage otherwise required to be contributed pursuant to the definition thereof) and (d) other than as set forth in clause (a) above, the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Initial Lenders shall not otherwise constitute an amendment or waiver).

5.	The Refinancing shall have been or shall be consummated substantially concurrently with the initial borrowing under the Credit Facilities on the Closing Date.

6.

Since the date of the Acquisition Agreement, there shall not have occurred any Company Material Adverse Effect (as defined in the Acquisition Agreement) that would result in you or your affiliates having the right to terminate your or their obligations under the Acquisition Agreement or a failure of a condition precedent to your or your affiliates’ obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement.

7.

All documents and instruments necessary to establish that each of the Unitranche Agent and the Second Lien Agent will have valid and perfected security interests (subject to liens permitted under the Credit Documentation) in the Collateral under the Credit Facilities shall have been delivered and, if applicable, is in proper form for filing; provided, however, that the condition in this paragraph 7 shall be subject in all respects to the Certain Funds Provision.

8.

(a) All fees and closing payments required to be paid on the Closing Date pursuant to the Fee Letters and (b) all expenses required to be paid on the Closing Date pursuant to the Commitment Letter to the extent invoiced at least three (3) business days prior to the Closing Date (the “Invoice Date”), shall have been paid (which amounts may, at the Borrower’s option, be offset against the proceeds of the initial drawings under the Credit Facilities).

9.

The Unitranche Agent and the requesting Commitment Parties shall have received, no later than three (3) business days in advance of the Closing Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary certification for the Borrower regarding the beneficial ownership in relation to the Borrower, in each case, that has been reasonably requested by the Commitment Parties at least ten (10) days in advance of the Closing Date.

10.	The Closing Date shall not occur prior to the date that is 45 days after the date of the Acquisition Agreement.

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Annex I

to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.

I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.

As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [•] Title: [Chief Financial Officer/equivalent officer]